Exhibit 2.1

EXECUTION ORIGINAL

ASSET PURCHASE AGREEMENT

by and among

FIELDCENTRIX, INC.,

ASTEA INTERNATIONAL INC.,

AND

FC ACQUISITION CORP.

September 21, 2005

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		1

ARTICLE 2 SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES		12

2.1.	Assets to be Acquired.	12
2.2.	Excluded Assets.	13
2.3.	Assumption of Certain Liabilities.	14
2.4.	Excluded Liabilities.	14

ARTICLE 3 PURCHASE PRICE AND ESCROW		14

3.1.	Purchase Price.	14
3.2.	Closing Date Purchase Price Adjustment.	14
3.3.	Earnout Purchase Price.	15
3.4.	Earnout Calculations.	16
3.5.	Allocation of Purchase Price.	18
3.6.	Escrow.	19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		19

4.1.	Organization and Capitalization.	19
4.2.	Corporate Power and Authority; Legal Capacity; Enforceability.	20
4.3.	Non-contravention.	20
4.4.	Government and Third Party Approvals.	21
4.5.	Maintenance Customers.	21
4.6.	Title; Properties.	21
4.7.	Other Representations Regarding Purchased Assets.	23
4.8.	Third Party Options.	23
4.9.	Financial Statements.	23
4.10.	Absence of Undisclosed Liabilities.	24
4.11.	Litigation; Compliance with Law, Permits and Licenses.	24
4.12.	Environmental Protection.	24
4.13.	Insurance.	25
4.14.	Intellectual Property.	25
4.15.	Privacy of Customer Information.	30
4.16.	Labor and Employee Matters.	30
4.17.	Employee Benefits.	31
4.18.	Contracts, Leases, Etc.	32
4.19.	Other Transactions.	33
4.20.	No Changes.	33
4.21.	Certain Tax Matters.	34
4.22.	Brokerage.	35
4.23.	Warranties and Liabilities.	35
4.24.	Transactions with Affiliates.	35
4.25.	Assumed Contracts; Customer Claims.	35

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4.26.	Sufficiency of Purchased Assets.	36
4.27.	Relationship With Customers.	36
4.28.	Corporate Documents.	37
4.29.	Veracity of Statements.	37
4.30.	Export/Import.	37
4.31.	Securities Law Representations.	37
4.32.	Investment Company.	39
4.33.	Rule 145 Matters.	39
4.34.	Solvency.	39
4.35.	State Takeover Laws.	39

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		39

5.1.	Organization, Power, Standing and Qualification.	39
5.2.	Capitalization.	40
5.3.	Power and Authority.	41
5.4.	Non-Contravention.	41
5.5.	Parent Common Stock.	41
5.6.	Governmental Consent, etc.	41
5.7.	SEC Filings; Financial Statements; Information Provided.	42
5.8.	Absence of Certain Changes.	43
5.9.	Brokerage.	43
5.10.	Litigation.	43
5.11.	Veracity of Statements.	43

ARTICLE 6 THE CLOSING		43

6.1.	Time and Place.	43
6.2.	Conduct of the Closing.	44
6.3.	No Agreement to Assign.	47

ARTICLE 7 INDEMNIFICATION		47

7.1.	By Seller.	47
7.2.	By Parent and Acquisition Sub.	48
7.3.	Notice and Defense; Costs of Defense.	48
7.4.	Limitation of Indemnity.	49
7.5.	Characterization of Indemnity Payments.	50

ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.		50

8.1.	Representations and Warranties.	50
8.2.	Covenants.	50
8.3.	Extension of Survival.	50

ARTICLE 9 CONDUCT OF SELLER, PARENT AND ACQUISITION SUB AFTER THE CLOSING		50

9.1.	Cooperation and Further Assurances.	50
9.2.	Employment of Certain Seller Employees.	51

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9.3.	Non-Affiliation.	51
9.4.	Third-Party Correspondence.	51
9.5.	Rule 145.	51
9.6.	Board Observation Rights.	52
9.7.	SEC Filings.	52
9.8.	Bonus Amount.	52
9.9.	Financial Statements.	52
9.10.	Retention Bonus Plan.	52
9.11.	Customer Deposits.	52
9.12.	Conduct of Business.	52
9.13.	Tail Policy.	52

ARTICLE 10 TAXES AND EXPENSES		52

10.1.	Preparation and Filing of Tax Returns.	52
10.2.	Transfer Taxes.	53

ARTICLE 11 GENERAL		53

11.1.	Right of Set-off.	53
11.2.	Entire Agreement; Amendments.	53
11.3.	Headings.	54
11.4.	Gender.	54
11.5.	Schedules.	54
11.6.	Severability.	54
11.7.	Notices.	54
11.8.	Waiver.	55
11.9.	Assignment.	55
11.10.	Successors and Assigns.	55
11.11.	Governing Law.	55
11.12.	Submission to Jurisdiction.	55
11.13.	Third Party Beneficiaries.	55
11.14.	Public Announcements.	55
11.15.	Expenses.	56
11.16.	Counterparts.	56
11.17.	Facsimile Signatures.	56

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SCHEDULES

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(b)	Personal Property Leases
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(d)	Intangible Property
Schedule 2.1(f)	Permits
Schedule 2.1(g)	Licenses
Schedule 2.1(h)	Choses in Action
Schedule 2.1(i)	Inventory
Schedule 2.1(l)	Prepaid Items
Schedule 2.2(c)	Certain Excluded Assets
Schedule 2.3(d)	Certain Assumed Liabilities
Schedule 3.3(a)(i)	Earnout Products
Schedule 3.3(a)(ii)	Earnout Customers
Schedule 4.1(a)	Organization and Capitalization
Schedule 4.1(b)	Organization and Capitalization
Schedule 4.3	Non-contravention
Schedule 4.5(a)	Maintenance Customers
Schedule 4.5(b)	Maintenance Customers
Schedule 4.5(c)	Maintenance Customers
Schedule 4.6(a)	Title; Properties
Schedule 4.6(b)(i)	Title; Properties
Schedule 4.6(b)(ii)	Title; Properties
Schedule 4.6(d)	Title; Properties
Schedule 4.6(e)	Title; Properties
Schedule 4.7(b)	Accounts Receivable
Schedule 4.7(d)	Off-Site Purchased Assets
Schedule 4.9	Financial Statements
Schedule 4.10	Absence of Undisclosed Liabilities
Schedule 4.11(b)	Litigation; Compliance with Laws, Permits and Licenses
Schedule 4.11(c)	Litigation; Compliance with Laws, Permits and Licenses
Schedule 4.12(a)	Environmental Protection
Schedule 4.12(b)	Environmental Protection
Schedule 4.13	Insurance
Schedule 4.14(a)	Intellectual Property
Schedule 4.14(b)	Intellectual Property
Schedule 4.14(e)	Intellectual Property
Schedule 4.14(f)	Intellectual Property
Schedule 4.14(h)	Intellectual Property
Schedule 4.14(i)	Intellectual Property
Schedule 4.14(j)	Intellectual Property
Schedule 4.14(n)	Intellectual Property
Schedule 4.14(s)	Intellectual Property
Schedule 4.16(a)	Labor and Employment Matters
Schedule 4.16(b)	Labor and Employment Matters
Schedule 4.16(c)	Labor and Employment Matters

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Schedule 4.16(d)	Labor and Employment Matters
Schedule 4.17	Employee Benefits
Schedule 4.18	Contracts, Leases, Etc.
Schedule 4.20	No Changes
Schedule 4.21(b)	Certain Tax Matters
Schedule 4.23	Warranties and Liabilities
Schedule 4.24	Transactions with Affiliates
Schedule 4.27(a)	Relationship with Customers
Schedule 4.27(c)	Relationship with Customers
Schedule 4.27(d)	Relationship with Customers
Schedule 5.2(b)	Capitalization
Schedule 5.2(c)	Capitalization
Schedule 5.8	Absence of Certain Changes
Schedule 5.9	Brokerage
Schedule 5.10(b)	Litigation
Schedule 6.2(a)(v)	Real Property Leases
Schedule 6.2(a)(viii)	Employment of Certain Seller Employees
Schedule 6.2(a)(ix)	Consultants
Schedule 9.10	Retention Bonus Plan

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EXHIBITS

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Form of Opinion of Seller’s Counsel
Exhibit C	-	Form of Employment Letter
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Form of Assumption Agreement
Exhibit F	-	Form of Intellectual Property Assignment
Exhibit G	-	Form of Registration Rights Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made this 21st day of September, 2005, by and among FIELDCENTRIX, INC., a California corporation (“Seller”), ASTEA INTERNATIONAL INC., a Delaware corporation (“Parent”) and FC ACQUISITION CORP., a Delaware corporation (“Acquisition Sub”).

BACKGROUND

WHEREAS, Seller designs, develops, licenses, distributes, implements, maintains, and supports proprietary software, including, without limitation, the FieldCentrix Enterprise software application suite, for field service automation solutions (the “Business”);

WHEREAS, Seller desires to sell to Acquisition Sub substantially all of the assets of Seller, other than the Excluded Assets, and Acquisition Sub desires to purchase from Seller such assets on the Closing Date;

WHEREAS, Seller desires to transfer to Acquisition Sub only certain enumerated liabilities and obligations of Seller, all of which are more particularly identified herein, and Acquisition Sub is willing to assume from Seller on the Closing Date only such enumerated liabilities and obligations, all of which are more particularly identified herein, in each case, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Acquisition Sub desires to hire certain of the Employees on the Closing Date; and

WHEREAS, to induce each other to enter into this Agreement and to consummate the acquisition of the Purchased Assets by Acquisition Sub and the related transactions contemplated by this Agreement, Seller, Parent and Acquisition Sub are willing to enter into this Agreement and undertake their respective obligations as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, Parent, Acquisition Sub and Seller agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Except as otherwise provided herein, the following capitalized terms have the meanings set forth next to such capitalized terms below:

1.1. “Accounts Receivable” has the meaning set forth in Section 4.7(b).

1.2. “Acquisition Sub’s Secretary’s Certificate” has the meaning set forth in Section 6.2(b)(xi).

1.3. “Accrued Vacation Amount” has the meaning set forth in Section 4.16(c).

1.4. “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

1.5. “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

1.6. “Affiliated Seller” has the meaning set forth in Section 4.17.

1.7. “Agreement” means this Asset Purchase Agreement, all Schedules and Exhibits, as the same shall be amended from time to time.

1.8. “Allocation” has the meaning set forth in Section 3.5.

1.9. “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible (including, without limitation, Intellectual Property), accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

1.10. “Assumed Contracts” has the meaning set forth in Section 2.1(c).

1.11. “Assumed Liabilities” has the meaning set forth in Section 2.3.

1.12. “Assumption Agreement” has the meaning set forth in Section 6.2(a)(xi).

1.13. “Astea Shares” has the meaning set forth in Section 3.1.

1.14. “Balance Sheet Date” has the meaning set forth in Section 4.9(b).

1.15. “Bill of Sale” has the meaning set forth in Section 6.2(a)(x).

1.16. “Bonus Amount” has the meaning set forth in Section 4.16(d).

1.17. “Books and Records” has the meaning set forth in Section 2.1(k).

1.18. “Business” has the meaning set forth in the Background section of this Agreement.

1.19. “Business Customer Base” has the meaning set forth in Section 4.27(a).

1.20. “Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

1.21. “Business Material Adverse Change” or “Business Material Adverse Effect” means any event, fact, circumstance or change which results or could result in a material adverse effect on the Assets, Liabilities, business, operations, results of operations or condition (financial or otherwise) of Seller, including, without limitation, the Purchased Assets, either individually or taken as a whole, excluding effects reasonably attributable to the consummation of the transactions contemplated by this Agreement and the Collateral Documents or conditions generally affecting the industry in which Seller participates.

1.22. “Cash Assets” means Seller’s cash and cash equivalents.

1.23. “Cash Escrowed Amount” has the meaning set forth in Section 3.6.

1.24. “Claim” means any demand, claim, suit, Action, cause of action, investigation, proceeding or notice by any Person, alleging actual or potential Liability for any Loss.

1.25. “Claim Notice” means written notification as to which indemnity for a Claim or Loss under Article 7 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and describing in reasonable detail the nature of and basis for such Claim, Litigation, or Loss, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Claim, Litigation, or Loss.

1.26. “Closing” has the meaning set forth in Section 6.1.

1.27. “Closing Date” has the meaning set forth in Section 6.1.

1.28. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161-1169).

1.29. “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

1.30. “Collateral Documents” has the meaning set forth in Section 4.2.

1.31. “Confidential Information” has the meaning set forth in Section 4.14(d).

1.32. “Contract” means any written or oral contract, agreement, arrangement, commitment, note, bond, pledge, lease, mortgage, guaranty, indenture, license, undertaking, understanding, plan, consulting agreement, supply contract, repair contract, distribution agreement, purchase order, work order, job order, joint venture agreement, franchise, technology and know-how agreement, employment agreement, instrument or any other contractual commitment or document to which any Person is a party or that is binding upon any Person or its capital stock, Assets, or business.

1.33. “Corporate Books” has the meaning set forth in Section 2.2(b).

1.34. “Current Asset Adjustment Amount” means $760,506, which equals the Maintenance Amount, plus the Customer Deposits, plus the difference between the Bonus Amount and the Required Bonus Payment, less the Partial Month Expenses.

1.35. “Current Balance Sheet” has the meaning set forth in Section 4.9(b).

1.36. “Current Policies” has the meaning set forth in Section 4.13.

1.37. “Customer Consents” has the meaning set forth in Section 4.5(a).

1.38. “Customer Deposits” has the meaning set forth in Section 4.27(c).

1.39. “Default” means (i) a violation, breach or default; (ii) the occurrence of an event which, with the passage of time, the giving of notice or both, would constitute a violation, breach or default; or (iii) the occurrence of an event which, with or without the passage of time, the giving of notice or both, would give rise to a right of damages, specific performance, termination, cancellation, renegotiation or acceleration (including, without limitation, the acceleration of payment).

1.40. “Earnout Customers” has the meaning set forth in Section 3.3(a).

1.41. “Earnout Products” has the meanings set forth in Section 3.3(a).

1.42. “Earnout Purchase Price” has the meaning set forth in Section 3.3.

1.43. “Employees” has the meaning set forth in Section 4.16(a).

1.44. “Employment Letter” has the meaning set forth in Section 6.2(a)(viii).

1.45. “Environmental Laws” means all U.S. or foreign federal, state and local Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §§9601 et seq., the Resource Conversation and Recovery Act, 42 U.S.C.A. §§6901 et seq., the Clean Water Act, 33 U.S.C.A §§1251 et seq., the Clean Air Act 42 U.S.C.A. §§7401 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling of Materials of Environmental Concern.

1.46. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

1.47. “Escrow Agreement” has the meaning set forth in Section 3.6.

1.48. “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

1.49. “Excluded Assets” has the meaning set forth in Section 2.2.

1.50. “Excluded Liabilities” has the meaning set forth in Section 2.4.

1.51. “Exhibits” mean the Exhibits to this Agreement.

1.52. “Export/Import Laws” means all U.S. or foreign federal, state and local Laws relating to the export or import of any items (commodities, software or technology), and all Laws relating to Customs, export controls, embargoes, quotas, antiboycott and economic sanctions, including, without limitation, the International Traffic in Arms Regulations (“ITAR”), Arms Export Control Act (“AECA”), and Defense Trade Security Initiatives (“DTSI”) administered by the U.S. Department of Defense and the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”); the Export Administration Regulations (“EAR”) (including, without limitation, the antiboycott laws) administered by the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”), the sanctions and assets control regulations administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Customs Laws administered by the U.S. Department of Homeland Security, Bureau of Customs and Border Protection ("CBP").

1.53. “Financial Statements” has the meaning set forth in Section 4.9(b).

1.54. “GAAP” means generally accepted accounting principles consistently applied, as applied in the United States of America.

1.55. “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official, agency or other instrumentality exercising governmental or regulatory authority of the United States, any foreign country or any domestic or foreign state, province, county, city, municipality or other political subdivision or any quasi-governmental or regulatory body exercising authority thereunder (including, without limitation, the United States Patent and Trademark Office and any foreign governmental office equivalent).

1.56. “IIPI” has the meaning set forth in Section 4.15(a).

1.57. “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) under capital leases; or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

1.58. “Indemnifiable Losses” shall mean the Claims, Litigation and Losses subject to indemnification obligations of Seller or Parent, as the case may be, pursuant to Sections 7.1 and 7.2 hereof.

1.59. “Indemnification Threshold” has the meaning set forth in Section 7.4.

1.60. “Indemnified Party” means any Person entitled to and seeking indemnification from another Person all as otherwise provided for under Article 7.

1.61. “Indemnifying Party” means any Person obligated to provide indemnification and against whom indemnification is being sought by another Person all as otherwise provided for under Article 7.

1.62. “Independent Accountants” shall mean an independent accounting firm mutually agreed upon in good faith by Parent, Acquisition Sub and Seller.

1.63. “Independent Contractors” has the meaning set forth in Section 4.16(b).

1.64. “Initial Purchase Price” has the meaning set forth in Section 3.1.

1.65. “Insolvent” shall mean with regard to a Person and on a particular date that: (i) such Person is not able to meet or satisfy its obligations as they generally become due; (ii) such Person is not paying its current obligations in the ordinary course of business as they generally become due; or (iii) the Person’s Assets are less than the sum of all of the Person’s debts on such date.

1.66. “Intellectual Property” means, collectively, under applicable foreign and domestic Law, (i) patents (including, without limitation, continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions or discoveries (including, without limitation, processes, compositions of matter, formulas, techniques, concepts and ideas) whether patentable or not, and whether reduced to practice or not; (ii) moral rights and copyrights in any work of authorship (including, without limitation, databases and computer software, including, without limitation, all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded); (iii) mask works; (iv) trademarks, service marks, Internet domain names, URLs, logos, trade names and trade dress, brand names, model names, corporate names and other source indicators, and all goodwill related thereto; (v) trade secrets and confidential information (including, without limitation, confidential ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer, sales prospect and supplier lists, pricing and cost information, and marketing plans and proposals); (vi) all other intellectual property rights protectable under any Laws or international conventions throughout the world; (vii) all improvements to or derivatives from any of the foregoing; (viii) registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing; (ix) all joint or partial interests in any of the foregoing; and (x) all rights to pursue, recover and retain damages, costs and attorneys’ fees for past, present and future infringement or misappropriations of the foregoing.

1.67. “Intellectual Property Assignment” has the meaning set forth in Section 6.2(a)(xii).

1.68. “Interim Financial Statements” has the meaning set forth in Section 4.9(b).

1.69. “Inventory” has the meaning set forth in Section 2.1(i).

1.70. “IP License” has the meaning set forth in Section 4.14(b).

1.71. “Known,” “Knowingly” or “Knowledge” means with respect to (i) Seller, the actual knowledge of Steven Hamerslag, Ronald Fikert, Scott Hiraoka and Carl Smith, after such Persons shall have made all reasonable inquiries of those Persons directly reporting to such Persons; and (ii) Parent and Acquisition Sub, the actual knowledge of Zack B. Bergreen, Fredric (Rick) Etskovitz and John Tobin.

1.72. “Law” or “Laws” means any and all codes, laws (including, without limitation, common law), ordinances, regulations, reporting or licensing requirements, orders, decrees, edicts, rules, or statutes applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental or Regulatory Authority.

1.73. “Lease Consents” has the meaning set forth in Section 4.6(b).

1.74. “Liabilities” means all Indebtedness, obligations and other liabilities, whether direct or indirect, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement of or by any Person whether or not ascertainable.

1.75. “Licensed Intellectual Property” means Intellectual Property made, used, offered for sale, sold, imported, reproduced, created derivative works based on, translated, distributed, transmitted, displayed, performed, licensed or sublicensed by Seller pursuant to an agreement between Seller and another Person.

1.76. “License In” has the meaning set forth in Section 4.14(b).

1.77. “License Out” has the meaning set forth in Section 4.14(b).

1.78. “Licensed Software” has the meaning set forth in Section 4.14(i).

1.79. “Licenses” means all licenses, permits, authorizations, approvals, franchises, rights, orders, variances, easements, rights of way, and similar consents or certificates granted or issued by any Person other than a Governmental or Regulatory Authority.

1.80. “Lien” means any conditional sale agreement, default or defect of title, easement, encroachment, assessment, encumbrance, hypothecation, infringement, lien (including, without limitation, federal, state and local tax liens), mortgage, pledge, negative pledge, reservation, restriction, restraint, option (whether consensual, statutory or otherwise), security interest, title retention or other security arrangement, defect of title, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any Asset, other than (i) Liens for Taxes not yet due and payable and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

1.81. “Litigation” means (i) any Action by, before or on behalf of any Person, including, without limitation, any Governmental or Regulatory Authority; or (ii) any investigation or inquiry asserting a violation of any Law by, before or on behalf of any Governmental or Regulatory Authority.

1.82. “Loss” or “Losses” means any and all damages (including, without limitation, direct and special damages, but excluding incidental or consequential damages), losses, obligations, deficiencies, Liabilities, Liens, penalties, fines, interest, costs and expenses (including, without limitation, court costs, fees and disbursements of attorneys, accountants, consultants and other experts, or other expenses of investigating, prosecuting or defending any Litigation, Claim or Default).

1.83. “Maintenance Amount” shall mean $434,990 representing certain costs associated with the Prepaid Maintenance Fees.

1.84. “Maintenance Customers” has the meaning set forth in Section 4.5(a).

1.85. “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question.

1.86. “Materials of Environmental Concern” means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance that is the subject of regulation under Environmental Laws, including, without limitation, any “hazardous substance,” or “hazardous waste,” as defined in Environmental Laws, petroleum and petroleum products, natural gas or synthetic gas, material that is a source, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. §§3011 et seq., and the regulations promulgated thereto and “hazardous chemical,” as defined in 29 C.F.R. Part 1910.

1.87. “Non-consenting Customers” has the meaning set forth in Section 4.5(b).

1.88. “Off-Site Purchased Assets” has the meaning set forth in Section 4.7(d).

1.89. “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign Governmental or Regulatory Authority.

1.90. “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business of Seller, consistent with past customs and practice of Seller.

1.91. “Parent Common Stock” means the shares of common stock, par value $.01 per share, of Parent.

1.92. “Parent Companies” has the meaning set forth in Section 3.3(a).

1.93. “Parent Indemnified Parties” has the meaning set forth in Section 7.1.

1.94. “Parent SEC Filings” has the meaning set forth in Section 5.7(a).

1.95. “Parent’s Auditors” means the independent auditors of Parent’s financial statements from time to time.

1.96. “Parent’s Current Balance Sheet” has the meaning set forth in Section 5.7(c).

1.97. “Parent’s Off-Set Claims” has the meaning set forth in Section 11.1.

1.98. “Partial Month Expenses” has the meaning set forth in Section 4.6(e).

1.99. “Parties” means, collectively, Seller, Parent and Acquisition Sub.

1.100. “Periodic Taxes” has the meaning set forth in Section 10.1.

1.101. “Permits” means any and all licenses, franchises, permits, registrations, certificates of authority, easements and rights of way, variances (including, without limitation, zoning variances), rights, consents, orders, approvals, certificates and other authorizations of or issued by any Governmental or Regulatory Authority.

1.102. “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity, including, without limitation, a Governmental or Regulatory Authority.

1.103. “Plans” has the meaning set forth in Section 4.17.

1.104. “Prepaid Maintenance Fees” has the meaning set forth in Section 4.5(c).

1.105. “Products” means all current products or services sold, distributed or otherwise commercially exploited by Seller and all products or service offerings as to which substantial development has occurred prior to the date of this Agreement.

1.106. “Public Software” has the meaning set forth in Section 4.14(p).

1.107. “Purchased Asset Liens” has the meaning set forth in Section 4.6(a).

1.108. “Purchased Assets” has the meaning set forth in Section 2.1.

1.109. “Purchased Current Assets” has the meaning set forth in Section 2.1(e).

1.110. “Purchase Price” has the meaning set forth in Section 3.1.

1.111. “Real Property” has the meaning set forth in Section 4.6(c).

1.112. “Real Property Leases” has the meaning set forth in Section 4.6(b).

1.113. “Registration Rights Agreement” has the meaning set forth in Section 6.2(a)(xiii).

1.114. “Required Bonus Payment” has the meaning set forth in Section 4.16(d).

1.115. “Required Consents” has the meaning set forth in Section 4.3.

1.116. “Schedules” mean the Schedules to this Agreement.

1.117. “SEC” shall mean the U.S. Securities and Exchange Commission.

1.118. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

1.119. “Self-Help Code” means any back door, time bomb, drop dead device, or other software routine designed to disable a CD or computer program automatically with the passage of time or under the positive control of a Person other than the licensee. Self-Help Code does not include software routines in a computer program, if any, designed to permit access to licensee’s computer system(s) (e.g., remote access via modem) for purposes of maintenance or technical support.

1.120. “Seller Indemnified Parties” has the meaning set forth in Section 7.2.

1.121. “Seller Intellectual Property” means all Intellectual Property that is used, or held for use in connection with the business of Seller and/or in any Product.

1.122. “Seller Registered IP” has the meaning set forth in Section 4.14(a).

1.123. “Seller Software” has the meaning set forth in Section 4.14(i).

1.124. “Seller’s Officer’s Certificate” has the meaning set forth in Section 6.2(a)(vi).

1.125. “Shares” has the meaning set forth in Section 4.1(b).

1.126. “Software” means all computer software programs, including, without limitation, all firmware, middleware, software libraries and software tools, and related objects, object codes and source codes. All documentation and specifications used in connection with and related to the Software shall be included in the definition of Software.

1.127. “Solvent” shall mean with regard to a Person and on a particular date that: (i) such Person is able to meet or satisfy its obligations as they generally become due; (ii) such Person is paying its current obligations in the ordinary course of business as they generally become due; and (iii) such Person’s Assets are equal to or greater than the sum of all of such Person’s debts on such date.

1.128. “SOX Act” has the meaning set forth in Section 5.7(d).

1.129. “Stock Escrowed Amount” has the meaning set forth in Section 3.6.

1.130. “Tail Policy” has the meaning set forth in Section 4.13.

1.131. “Takeover Laws” has the meaning set forth in Section 4.35.

1.132. “Tangible Personal Property” has the meaning set forth in Section 2.1(a).

1.133. “Target Amount” means One Million Dollars ($1,000,000).

1.134. “Tax” or “Taxes” shall mean (i) any United States federal, state or local or any foreign taxes, levies, duties, fees, assessments, deductions, withholdings, or other similar charges of whatever nature, including, without limitation, income, gross receipts, net proceeds, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Section 59A of the Code), customs, capital stock, franchise, profits, employee income, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments, duties, fees, levies or other similar governmental charges, now or hereafter levied by the United States of America or any Governmental or Regulatory Authority, whether disputed or not, including, without limitation, any interest, penalty or addition thereto, and including, without limitation, all deposits required in connection therewith; (ii) any Liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for tax purposes; and (iii) any Liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by Contract or otherwise.

1.135. “Tax Returns” means all returns, declarations, reports, estimates and information returns and statements required by applicable Law to be filed with respect to Taxes.

1.136. “Transfer Taxes” means any and all sales, use, transfer, real property transfer, recording, documentary, stamp, registration, gains, stock transfer and other similar taxes and fees (including, without limitation, any penalty and interest) arising as a result of any transaction contemplated by this Agreement.

1.137. “Unassigned Maintenance Revenue” has the meaning set forth in Section 4.5(b).

1.138. “Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware, or data; or to perform any other such actions.

1.139. “WARN Act” has the meaning set forth in Section 4.16(e).

1.140. “Year-End Financial Statements” has the meaning set forth in Section 4.9(a).

Certain other capitalized terms are defined in other provisions of this Agreement, and each such term has the meaning ascribed to it in this Agreement whenever such capitalized term is used in this Agreement.

Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby”, “hereto” and derivative or similar words refer to this entire Agreement; and (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

ARTICLE 2
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1. Assets to be Acquired. Subject to the terms and conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Acquisition Sub, and Acquisition Sub shall purchase from Seller, free and clear of all Liens, other than Assumed Liabilities, all right, title and interest in and to the following Assets of Seller, whether real, personal or mixed, and whether tangible or intangible, used, intended for use or required to be used (the “Purchased Assets”):

(a) Tangible Personal Property. All furniture, fixtures, machinery and related equipment, supplies, computers, printers, spare parts, office equipment, business machines and other tangible personal property of Seller, including, without limitation, any items purchased subject to any conditional sales or title retention agreement in favor of any other Person, the Off-Site Purchased Assets and all tangible personal property set forth on Schedule 2.1(a) attached hereto (the “Tangible Personal Property”);

(b) Personal Property Leases. All of Seller’s leases of Tangible Personal Property, together with any options to purchase the underlying property, including without limitation, those leases and options to purchase set forth on Schedule 2.1(b) attached hereto;

(c) Contracts. All Contracts to which Seller is a party or otherwise applicable to Seller’s Business or Assets (excluding any Contract obligations set forth on Schedule 2.2 as an Excluded Asset), including, without limitation, the Contracts set forth on Schedule 2.1(c) attached hereto (collectively, the “Assumed Contracts”), which Assumed Contracts shall include all IP Licenses;

(d) Intangible Property. All of Seller Intellectual Property and other intangible property used in connection with the operation of the Business, including, without limitation, the Seller Intellectual Property and other intangible property set forth on Schedule 2.1(d) attached hereto;

(e) Current Assets. All Cash Assets and Accounts Receivable as of the Closing Date, not to exceed in the aggregate the sum of the Target Amount and the Current Asset Adjustment Amount, less $500,000 (the “Purchased Current Assets”). The relative amounts of Cash Assets and Accounts Receivable included in the Purchased Current Assets shall be determined by Seller in its sole discretion.

(f) Permits. All of Seller’s Permits, including, without limitation, Seller’s Permits set forth on Schedule 2.1(f) attached hereto, to the extent transferable to Acquisition Sub;

(g) Licenses. All of Seller’s Licenses, including, without limitation, the Licenses set forth on Schedule 2.1(g) attached hereto;

(h) Choses in Action. All of Seller’s Claims or right to Claims of any nature, whether or not pending, threatened or presently contemplated, by Seller as of the Closing Date, including, without limitation, Seller’s Claims set forth on Schedule 2.1(h);

(i) Inventory. All of Seller’s supplies, sales, marketing and promotional materials and supplies, catalogs, packaging materials, artwork for packaging and marketing and promotional materials, spare parts, raw materials, components, work in process, finished goods and inventories, including, without limitation, those items set forth on Schedule 2.1(i) attached hereto (the “Inventory”);

(j) Warranties. All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to any Purchased Assets;

(k) Books and Records. All of the files, documents, instruments, papers, books and records relating to Seller, including, without limitation, pricing guidelines, journals, deeds, title policies, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans (the “Books and Records”);

(l) Prepaid Items. All of Seller’s prepaid expenses, advances and deposits, including, without limitation, those listed on Schedule 2.1(l) attached hereto; and

(m) Goodwill. All of Seller’s rights in and to the goodwill of Seller, the Business and the Purchased Assets, including, without limitation, all goodwill associated with the Seller Intellectual Property.

2.2. Excluded Assets. The following Assets of Seller are specifically excluded from the Purchased Assets (“Excluded Assets”):

(a) the Cash Assets and/or Accounts Receivable that are not included in the Purchased Current Assets, if any;

(b) the corporate books of Seller, including but not limited to minute books and stock ledgers, financial statements, Tax Returns and related work papers and letters from accountants, and such other books and records as Seller is required to maintain under all applicable Laws (“Corporate Books”); and

(c) those Assets set forth on Schedule 2.2(c).

Title to the Excluded Assets is not being transferred to Acquisition Sub pursuant to this Agreement or otherwise.

2.3. Assumption of Certain Liabilities. Neither Parent nor Acquisition Sub will assume any Claims, Liabilities or obligations of Seller, whether Known, unknown, absolute, contingent, accrued or otherwise, and whether or not related to the Purchased Assets or the Business, except as expressly provided in this Section 2.3. Acquisition Sub hereby assumes and agrees to pay, perform and discharge in accordance with their respective terms, only the following specified Liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a) all obligations of Seller to the other parties under the Assumed Contracts;

(b) the Partial Month Expenses;

(c) all obligations arising under the continuation coverage requirements of Section 4980B of the Code and by COBRA or other applicable Law with respect to the Employees and their beneficiaries who experience a “Qualifying Event” (as defined in COBRA) on, prior to or after the Closing Date; and

(d) those Claims and Liabilities of Seller set forth on Schedule 2.3(d))

2.4. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, neither Parent nor Acquisition Sub does, nor shall Parent or Acquisition Sub be deemed to, acquire, discharge, assume or become responsible for, any Liability of Seller of any kind or nature (collectively, the “Excluded Liabilities”). In furtherance and not in limitation of the foregoing, neither Parent nor Acquisition Sub is or shall become (i) by reason of the purchase of the Purchased Assets, (ii) by reason of any other act or failure to act on either of their part, or (iii) for any other reason, liable in any manner for any Liabilities of Seller other than the Assumed Liabilities. Without limiting the generality of the foregoing, and without regard to whether any Law, Governmental or Regulatory Authority, or other third party may impose any Liability of Seller, in whole or in part, on Seller, neither Parent nor Acquisition Sub shall assume, and Seller shall continue to be liable for, all Liabilities of Seller not otherwise specifically assumed by Parent or Acquisition Sub under this Agreement, including, without limitation, any Liability of Seller for Taxes.

ARTICLE 3
PURCHASE PRICE AND ESCROW

3.1. Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be comprised of (a) Five Hundred Sixty Thousand (560,000) shares of unregistered Parent Common Stock, as may be decreased or increased pursuant to Section 3.2 (the “Astea Shares” or the “Initial Purchase Price”), plus (b) the Earnout Purchase Price, plus (c) the assumption of the Assumed Liabilities. Each of the Parties will treat the transactions contemplated by this Agreement as a taxable purchase of the Purchased Assets for Tax purposes.

3.2. Closing Date Purchase Price Adjustment.

(a) If the fair market value (as defined below) of Parent Common Stock at the time of Closing is greater than Six Dollars and Eighty-Five Cents ($6.85) per share, the number of shares of Parent Common Stock to be issued to Seller shall be reduced to that number which results from dividing Three Million Three Hundred Thirty-Six Thousand Dollars ($3,336,000) by the fair market value.

(b) If the fair market value of Parent Common Stock at the time of Closing is less than Five Dollars and Sixty Cents ($5.60) per share, the number of shares of Parent Common Stock to be issued to Seller shall be increased to that number which results from dividing Three Million One Hundred Thirty-Six Thousand Dollars ($3,136,000) by the fair market value, but in no event will Parent issue to Seller more than Five Hundred Ninety Thousand (590,000) shares of Parent Common Stock.

(c) The “fair market value” of Parent Common Stock shall be equal to the average closing price per share of Parent Common Stock on the NASDAQ SmallCap Market for the five (5) trading days ending on (and including) the trading day immediately preceding the Closing Date.

(d) On or before the Closing Date, Parent shall submit to Parent’s registrar and transfer agent an instruction letter including the name, address and taxpayer identification number of Seller and the number of shares of Parent Common Stock payable to Seller.

3.3. Earnout Purchase Price.  The “Earnout Purchase Price” shall be equal to the sum of (i) the 2005 Earnout, (ii) the 2006 Earnout and (iii) the 2007 Earnout, and shall be payable within forty-five (45) days following the end of each calendar quarter following the Closing Date and continuing through the quarter ended June 30, 2007.

(a) The “2005 Earnout” shall be equal to the sum of (i) Fifty Percent (50%) of the gross license revenue of Parent and its consolidated subsidiaries (“Parent Companies”) collected by Parent Companies during the period beginning on the Closing Date and ending on December 31, 2005, for sales (other than in connection with the use of Customer Deposits) of Seller’s products set forth on Schedule 3.3(a)(i) (the “Earnout Products”) (net of third party costs but without reducing such revenues for commissions, if any) by Parent Companies to any of the customers of Seller set forth on Schedule 3.3(a)(ii), which shall consist of Seller’s existing customers as of the date hereof and Seller’s identified pipeline opportunities (the “Earnout Customers”), and (ii) Ten Percent (10%) of collected billings received by Parent Companies during the period beginning on the Closing Date and ending on December 31, 2005 for non-maintenance services directly related to the Earnout Products (not including billed travel costs, but without reducing such revenues for commissions, if any).

(b) The “2006 Earnout” shall be equal to the sum of (i) Fifty Percent (50%) of the gross license revenue of Parent Companies collected by Parent Companies during the period beginning on January 1, 2006 and ending on December 31, 2006, for sales (other than in connection with the use of Customer Deposits) of the Earnout Products (net of third party costs but without reducing such revenues for commissions, if any) by Parent Companies to any of the Earnout Customers, and (ii) Ten Percent (10%) of collected billings received by Parent Companies during the period beginning on January 1, 2006 and ending on December 31, 2006 for non-maintenance services directly related to the Earnout Products (not including billed travel costs, but without reducing such revenues for commissions, if any).

(c) The “2007 Earnout” shall be equal to (i) Fifty Percent (50%) of the gross license revenue of Parent Companies collected by Parent Companies during the period beginning on January 1, 2007 and ending on June 30, 2007, for sales (other than in connection with the use of Customer Deposits) of the Earnout Products (net of third party costs but without reducing such revenues for commissions, if any) by Parent Companies to any of the Earnout Customers prior to January 1, 2007, (ii) Twenty-Five Percent (25%) of the gross license revenue of Parent Companies invoiced by Parent Companies for sales (other than in connection with the use of Customer Deposits) of the Earnout Products (net of third party costs but without reducing such revenues for commissions, if any) by Parent Companies to any of the Earnout Customers for the period beginning on January 1, 2007 and ending on June 30, 2007 and subsequently collected by Parent Companies prior to December 31, 2007, and (iii) Ten Percent (10%) of collected billings received by Parent Companies during the period beginning on January 1, 2007 and ending on June 30, 2007 for non-maintenance services directly related to the Earnout Products (not including billed travel costs, but without reducing such revenues for commissions, if any) invoiced by Parent Companies prior to January 1, 2007.

(d) To the extent Parent Companies decide to bundle any licenses of, or services directly related to, the Earnout Products with any product or services of Parent Companies or any other person, the “gross license revenue” or “collected billings” figure used in the calculations specified in paragraphs (a)-(c) above shall be equal to the list price of the license of, or services directly related to, the Earnout Products included in the bundled products, in each case discounted at the same rate that the bundled licenses or services are discounted from the total of the list prices for each of the bundled licenses or services, if any such total discount is given.

3.4. Earnout Calculations. The calculations of the Earnout Purchase Price set forth above shall be agreed upon by the Parties as follows:

(a) In the case of the 2005 Earnout, within ten (10) Business Days of Parent’s completion of its unaudited financial statements for the fiscal quarters ending September 30, 2005 and December 31, 2005, but in no event later than November 30, 2005 and February 28, 2006, respectively, Parent’s Auditors shall compute the respective quarterly amount of the 2005 Earnout and Parent shall deliver such computations to Seller together with a detailed accounting of the basis of the computations. Each quarterly calculation of the 2005 Earnout shall become final and binding upon the Parties unless within twenty (20) Business Days following submission to Seller, Seller notifies Parent of its objection thereto in writing, providing reasonable specificity as to the basis for its objection. If Seller so notifies Parent of its objection to any quarterly calculation of the 2005 Earnout, Seller and Parent shall negotiate in good faith to resolve any differences. If, within ten (10) Business Days following the receipt of such notice by Parent, any of such differences have not been resolved, they shall be resolved by the Independent Accountants and the Independent Accountants’ special purpose audit report thereon within twenty (20) Business Days or as promptly as reasonably practicable thereafter and the resulting respective quarterly calculation of the 2005 Earnout, reflecting any modifications recommended by the Independent Accountants in order for the 2005 Earnout to conform to the requirements of this Agreement, shall be final, binding and not subject to any appeal. The fees and expenses of the Independent Accountants in connection with any such resolution shall be paid by Seller, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2005 Earnout is not modified or is decreased as a result of the Independent Accountants’ special purpose audit, or by Parent, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2005 Earnout is increased as a result of the Independent Accountants’ special purpose audit. The payments in respect of the respective quarterly amount of the 2005 Earnout, if any are due, shall be made to Seller on the earlier of (A) the date that Seller and Parent agree on the respective quarterly amount of the 2005 Earnout and (B) the date that the respective quarterly amount of the 2005 Earnout becomes final and binding upon the Parties in accordance with this Section.

(b) In the case of the 2006 Earnout, within ten (10) Business Days of Parent’s completion of its unaudited financial statements for the fiscal quarters ending March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, but in no event later than May 30, 2006, August 31, 2006, November 30, 2006 and February 28, 2007, respectively, Parent’s Auditors shall compute the respective quarterly amount of the 2006 Earnout and Parent shall deliver such computations to Seller together with a detailed accounting of the basis of the computations. Each quarterly calculation of the 2006 Earnout shall become final and binding upon the Parties unless within twenty (20) Business Days following submission to Seller, Seller notifies Parent of its objection thereto in writing, providing reasonable specificity as to the basis for its objection. If Seller so notifies Parent of its objection to any quarterly calculation of the 2006 Earnout, Seller and Parent shall negotiate in good faith to resolve any differences. If, within ten (10) Business Days following the receipt of such notice by Parent, any of such differences have not been resolved, they shall be resolved by the Independent Accountants and the Independent Accountants’ special purpose audit report thereon within twenty (20) Business Days or as promptly as reasonably practicable thereafter and the resulting respective quarterly calculation of the 2006 Earnout, reflecting any modifications recommended by the Independent Accountants in order for the 2006 Earnout to conform to the requirements of this Agreement, shall be final, binding and not subject to any appeal. The fees and expenses of the Independent Accountants in connection with any such resolution shall be paid by Seller, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2006 Earnout is not modified or is decreased as a result of the Independent Accountants’ special purpose audit, or by Parent, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2006 Earnout is increased as a result of the Independent Accountants’ special purpose audit. The payments in respect of the respective quarterly amount of the 2006 Earnout, if any are due, shall be made to Seller on the earlier of (A) the date that Seller and Parent agree on the respective quarterly amount of the 2006 Earnout and (B) the date that the respective quarterly amount of the 2006 Earnout becomes final and binding upon the Parties in accordance with this Section.

(c) In the case of the 2007 Earnout, within ten (10) Business Days of Parent’s completion of its unaudited financial statements for the fiscal quarters ending March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, but in no event later than May 30, 2007, August 31, 2007, November 30, 2007 and February 29, 2008, respectively, Parent’s Auditors shall compute the respective quarterly amount of the 2007 Earnout and Parent shall deliver such computations to Seller together with a detailed accounting of the basis of the computations. Each quarterly calculation of the 2007 Earnout shall become final and binding upon the Parties unless within twenty (20) Business Days following submission to Seller, Seller notifies Parent of its objection thereto in writing, providing reasonable specificity as to the basis for its objection. If Seller so notifies Parent of its objection to any quarterly calculation of the 2007 Earnout, Seller and Parent shall negotiate in good faith to resolve any differences. If, within ten (10) Business Days following the receipt of such notice by Parent, any of such differences have not been resolved, they shall be resolved by the Independent Accountants and the Independent Accountants’ special purpose audit report thereon within twenty (20) Business Days or as promptly as reasonably practicable thereafter and the resulting respective quarterly calculation of the 2007 Earnout, reflecting any modifications recommended by the Independent Accountants in order for the 2007 Earnout to conform to the requirements of this Agreement, shall be final, binding and not subject to any appeal. The fees and expenses of the Independent Accountants in connection with any such resolution shall be paid by Seller, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2007 Earnout is not modified or is decreased as a result of the Independent Accountants’ special purpose audit, or by Parent, if the amount payable by Parent to Seller in accordance with the disputed quarterly calculation of the 2007 Earnout is increased as a result of the Independent Accountants’ special purpose audit. The payments in respect of the respective quarterly amount of the 2007 Earnout, if any are due, shall be made to Seller on the earlier of (A) the date that Seller and Parent agree on the respective quarterly amount of the 2007 Earnout and (B) the date that the respective quarterly amount of the 2007 Earnout becomes final and binding upon the Parties in accordance with this Section.

3.5. Allocation of Purchase Price.  Parent, Acquisition Sub and Seller shall use their reasonable best efforts to agree prior to the Closing Date to an initial allocation of the Initial Purchase Price and the Assumed Liabilities among the Purchased Assets (the “Allocation”). Such Allocation will be based on arm’s length negotiations and will be prepared in accordance with Section 1060 of the Code. In the event that Parent, Acquisition Sub and Seller are unable to agree on the Allocation prior to the Closing Date, the Allocation shall be determined in the following manner. Within sixty (60) days following the Closing Date, Parent and Acquisition Sub shall deliver to Seller a proposed Allocation. Seller shall deliver written notice to Parent and Acquisition Sub within thirty (30) days after Seller’s receipt of Parent’s and Acquisition Sub’s proposed Allocation either accepting or objecting to Parent’s and Acquisition Sub’s proposed Allocation (in the absence of such written notice, Seller shall be deemed to have accepted Parent’s and Acquisition Sub’s proposed Allocation). If Seller so objects to Parent’s and Acquisition Sub’s proposed Allocation, Seller, Parent and Acquisition Sub shall attempt to resolve their differences by good faith negotiation. If with thirty (30) days, Seller, Parent and Acquisition Sub are unable to agree to an Allocation, such Allocation shall be determined by the Independent Accountants. The Independent Accountants shall use their best efforts to reach a determination as promptly as possible and in no event later than twenty (20) days after submission of the matter to the Independent Accountants. All determinations of the Independent Accountants relating to the Allocation, absent fraud, shall be final and binding on the Parties, and all fees and expenses of the Independent Accountants shall be borne equally by Parent and Seller. In the event of an adjustment to the Purchase Price and Assumed Liabilities as a result of the payment of the Earnout Purchase Price or otherwise, the Allocation shall be adjusted in a manner consistent with the provisions of Section 1060 of the Code. Any disputes regarding the manner of adjustment shall be resolved by the Independent Accountants. Each party shall, to the extent permitted by applicable Law, report the Tax consequences of the purchase and sale contemplated hereby (including, without limitation, the filing of Internal Revenue Service Form 8594 in respect of the Purchased Assets) in a manner consistent with the Allocation, and shall not voluntarily take any position inconsistent therewith upon examination of any Tax Returns, in any claim for any Tax refund, in any Litigation or otherwise.

3.6. Escrow. Pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to be entered into on or before the Closing Date among Parent, Acquisition Sub, Seller and the escrow agent named therein, Seller shall deposit in the escrow an amount in cash equal to one-half of the Accounts Receivable, from the Cash Assets not included in the Purchased Current Assets (the “Cash Escrowed Amount”), and Acquisition Sub will withhold from the Initial Consideration and deposit in the escrow Ten Percent (10%) of the number of shares of Parent Common Stock to be delivered at the Closing (the “Stock Escrowed Amount”). The Cash Escrowed Amount will be held in escrow until one hundred twenty (120) days following the Closing Date, at which time there shall be distributed to Acquisition Sub from the Cash Escrowed Amount the sum of (i) the amount of any Accounts Receivable included in the Purchased Current Assets which have not then been collected by Parent or Acquisition Sub in full, and (ii) the Unassigned Maintenance Revenues of the Non-consenting Customers whom have not assigned their maintenance agreement with Seller to Acquisition Sub by the date one hundred twenty (120) days following the Closing Date. To the extent that the Cash Escrowed Amount is insufficient to make required distributions to Acquisition Sub, any such Cash Escrowed Amount shortfall shall be funded first by the Stock Escrowed Amount and then second by a reduction in any payments due to be made by Acquisition Sub to Seller for the Earnout Purchase Price. Any remaining amount of such Cash Escrowed Amount shall be promptly returned to Seller. The Stock Escrowed Amount will be held in escrow as Acquisition Sub’s security for Parent’s Off-Set Claims. Subject to the terms of the Escrow Agreement, the Stock Escrowed Amount will be held in escrow until one (1) year from the Closing Date, at which time the Stock Escrowed Amount will be disbursed in accordance with the Escrow Agreement. For purposes of valuing the Parent Common Stock in the Stock Escrowed Amount, each share of Parent Common Stock shall equal the average closing price per share of Parent Common Stock on the NASDAQ SmallCap Market for the five (5) trading days ending on (and including) the trading day immediately preceding the Closing Date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Parent and Acquisition Sub to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Parent and Acquisition Sub as follows:

4.1. Organization and Capitalization.

(a) Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California, has full corporate power and authority to carry on the Business as it is now being conducted and to own and operate the properties and Assets now owned and operated by it. Attached hereto as Schedule 4.1(a) is a list of each and every jurisdiction in which Seller is qualified as a foreign corporation. Seller is and has been at all times required to be, duly qualified to transact business as a foreign corporation, and is and has been at all times in good standing, in each and every jurisdiction where the ownership or leasing of its properties and Assets or the operation of the Business requires such qualification, except where failure to do so does not have a Business Material Adverse Effect.

(b) The authorized capital stock of Seller consists of 45,000,000 shares of common stock, of which 3,713,671 shares have been validly issued and are outstanding 5,991,985 shares of Series A-1 preferred stock, of which 3,378,276 shares have been validly issued and are outstanding, and 15,600,000 shares of Series B preferred stock, of which 13,811,712 shares have been validly issued and are outstanding (collectively, the “Shares”). All of the Shares are free and clear of any Liens other than restrictions on transfer under applicable securities Laws, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon Seller, and were issued in compliance with Seller’s certificate of incorporation and bylaws and in all material respects with all applicable federal and state securities or “blue sky” Laws. Except as set forth on Schedule 4.1(b), there are, and have been, no preemptive rights with respect to the issuance of capital stock by Seller, including, without limitation, the Shares. Except as set forth on Schedule 4.1(b), there are no existing Contracts, subscriptions, options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Seller at any time, or upon the happening of any stated event, any capital stock or other securities of Seller, whether or not presently issued or outstanding.

4.2. Corporate Power and Authority; Legal Capacity; Enforceability.  Seller has the requisite power and authority to execute, deliver and perform this Agreement and each of the documents, agreements and instruments to be executed, delivered and performed by it in connection with this Agreement, including, without limitation, pursuant to Section 6.2 hereof (collectively the “Collateral Documents”), and Seller has all requisite power and authority to transfer the Purchased Assets to Acquisition Sub. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Seller, including, without limitation, the approval thereof by Seller’s shareholders, and requires no further authorization or consent by Seller, Seller’s shareholders or any other Person. This Agreement and the Collateral Documents to be executed and delivered by Seller have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

4.3. Non-contravention.  The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate, breach or contravene any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other organizational documents of Seller; or (b) except as set forth on Schedule 4.3 attached hereto (the consents referred to on Schedule 4.3 being referred to herein as the “Required Consents”), (i) conflict with, constitute a Default under or otherwise impair the good standing, validity or effectiveness of any Assumed Contract; (ii) violate any provision of Law, Permit or License applicable to Seller or any of the Purchased Assets; (iii) result in the creation or imposition of any Lien upon any of the Purchased Assets or the Business; or (iv) otherwise adversely affect the good standing, validity or effectiveness of any Assumed Contract. Except as set forth on Schedule 4.3, there are no restrictions of any kind that could affect Seller’s ability to enter into this Agreement or any of the Collateral Documents, to perform any of its obligations thereunder, or to consummate the transactions contemplated hereby or thereby.

4.4. Government and Third Party Approvals.  No consent by, approval or authorization of, or filing, registration or qualification with any federal, state or local authority, or any corporation, person or other entity (including, without limitation, any party to any Contract with Seller) is required (i) for the execution, delivery or performance of this Agreement and the Collateral Agreements by Seller; (ii) in connection with the consummation by Seller of the transactions contemplated hereby; or (iii) in order to vest in Purchaser good and marketable title in and to all of the Purchased Assets upon the Closing subject to the terms and conditions hereof.

4.5. Maintenance Customers.

(a) Schedule 4.5(a) contains a correct and current list of all of Seller’s customers whom Seller has accrued revenue for maintenance services during the preceding twelve (12) months (collectively the “Maintenance Customers”). Except as set forth in Schedule 4.5(a), Seller has no written information and no Knowledge that any of the Maintenance Customers intends to cease doing business with Seller or materially alter the amount of the business that any such Maintenance Customer is presently doing with Seller, or will require as a condition to the continuation of its business relationship with Parent or Acquisition Sub following the Closing Date a change in material terms under which any such Maintenance Customer has been doing business with Seller. Seller has obtained unconditional consents to the assignment to Acquisition Sub of all of Seller’s Contracts with the Maintenance Customers that account for at least 75% of Seller’s revenues for maintenance services during the preceding twelve (12) months (the “Customer Consents”).

(b) Schedule 4.5(b) contains a correct and current list of Seller’s Maintenance Customers who have not consented to the assignment to Acquisition Sub of Seller’s Contracts with such customers (the “Non-consenting Customers”). Schedule 4.5(b) also contains the annual value of the maintenance contracts of the Non-consenting Customers (the “Unassigned Maintenance Revenue”).

(c) Seller’s prepaid maintenance services fees as of the Closing Date, which constitute maintenance fees collected by Seller prior to the Closing Date but which relate to the provision of maintenance services for any period following the Closing Date, are set forth on Schedule 4.5(c) (the “Prepaid Maintenance Fees”).

4.6. Title; Properties.

(a) Except as set forth on Schedule 4.6(a) (the “Purchased Asset Liens”), Seller has good and marketable title to the Purchased Assets, including, without limitation, all Seller Intellectual Property and Seller Software free and clear of all Liens and no other Person has or will have on the Closing Date any interest whatsoever in any of the Purchased Assets. The Purchased Assets are in good working order and fit for their intended use, ordinary wear and tear excepted. There are no loans, leases or other financing to which such Purchased Assets are or will be subject on the Closing Date other than the Assumed Contracts.

(b) Schedule 4.6(b)(i) hereto is a true, complete, correct and current list, by address, owner and usage, of all real property Contracts (including, without limitation, all amendments and supplements thereto) pursuant to which Seller leases, subleases or otherwise occupies any real property (each a “Real Property Lease” and collectively the “Real Property Leases”), copies of which have been furnished to Parent and Acquisition Sub. Pursuant to the Real Property Leases, except as set forth on Schedule 4.6(b)(i), Seller has validly existing and enforceable leasehold, subleasehold or occupancy interests in the real property leased thereunder, in each case free and clear of all Liens and free from Defaults (i) by Seller and (ii) to Seller’s Knowledge, by the other party or parties to such Real Property Leases. Except for the Real Property Leases, if any, described in Schedule 4.6(b)(ii) (the “Lease Consents”), the consummation of the transactions contemplated by this Agreement will not require any consent or approval of any landlord or sublandlord under any such Real Property Lease, result in any increase in rent or penalty to the party which is a tenant or subtenant thereunder or result in the early termination of any Real Property Lease. Seller has not transferred, assigned, hypothecated, pledged or encumbered any of its rights or interest under any Real Property Lease. Seller has not received any notice from any landlord or sublandlord or any other party of any Default under, or the termination of, any Real Property Lease.

(c) The real property leased to Seller pursuant to the Real Property Leases constitutes all real property used or occupied by Seller (the “Real Property”). To Seller’s Knowledge: (i) no portion thereof is subject to any pending condemnation proceeding or proceeding by any Governmental or Regulatory Authority or other authority and there is no threatened condemnation or proceeding with respect thereto; (ii) the physical condition of such Real Property is sufficient to permit the continued conduct of the Business as presently conducted, subject to the provision of usual and customary maintenance and repair performed in the ordinary course; (iii) there are no Contracts to which Seller is a party, granting to any party or parties the right of use or occupancy of any portion of the Real Property; (iv) there are no parties (other than Seller) in possession of any such Real Property and (v) no notice of any increase in the assessed valuation of any such Real Property and no notice of any contemplated special assessment has been received by Seller, and to Seller’s Knowledge, there is no threatened increase in assessed valuation or threatened special assessment pertaining to any of the Real Property.

(d) Seller has all Permits and certificates of occupancy necessary to the use and possession of the Real Property as such is currently being used and possessed, and except as set forth on Schedule 4.6(d) no such Permits will be required, as a result of the consummation of the transaction contemplated by this Agreement, to be issued, modified or supplemented after the Closing Date in order to permit Acquisition Sub following the consummation of the transaction contemplated by this Agreement to lease or operate the Real Property as such is currently being leased and used.

(e) Seller has no pre-paid amounts for rent, utilities, expenses or Taxes with respect to the Real Property for the period beginning on the Closing Date and ending on the last day of the month in which the Closing occurs other than as set forth on Schedule 4.6(e) (the “Partial Month Expenses”).

4.7. Other Representations Regarding Purchased Assets.

(a) Subject to the reserve on the Current Balance Sheet, all items of Inventory included in the Purchased Assets will be in good condition and suitable, usable and salable in the Ordinary Course of Business, will not include any defective or obsolete items, and will not include any items which could reasonably be expected not to be used or sold in the ordinary course of the Business within twelve (12) months after the Closing Date. Seller does not hold any items of inventory on consignment or have title to any items of inventory in the possession of others except for items of inventory in shipment to Seller.

(b) All of Seller’s accounts receivable as of the date hereof are reflected on Schedule 4.7(b) (the “Accounts Receivable”). The Accounts Receivable (i) have arisen in the Ordinary Course of Business; (ii) represent valid obligations due to Seller enforceable in accordance with their terms; and (iii) are collectible on or before the 90th day following the Closing Date in the Ordinary Course of Business in the aggregate recorded amounts thereof, net of the reserve on the Current Balance Sheet, in accordance with their terms.

(c) The items of Seller machinery, equipment and business machines, which are part of the Tangible Personal Property, are in good working order and condition, in no need of any repair, ordinary wear and tear excepted, and are fit for their intended use.

(d) Schedule 4.7(d) lists all Purchased Assets, including the location thereof, located at any site other than a location constituting Real Property (the “Off-Site Purchased Assets”). Seller has the right to remove all Off-Site Purchased Assets without the consent or authorization of any Person.

4.8. Third Party Options.  There are no Contracts or rights of any kind with any third party to acquire any of the Purchased Assets or any portion of the Business.

4.9. Financial Statements.  Seller has delivered to Parent and Acquisition Sub true and correct copies of the following financial statements:

(a) the unaudited balance sheet of Seller as of December 31, 2004 and the related statements of income for the 12-month period then ended (the “Year-End Financial Statements”); and

(b) the unaudited balance sheet of Seller (the “Current Balance Sheet”) as of July 31, 2005 (the “Balance Sheet Date”) and the related statement of income for the 7-month period then ended (the “Interim Financial Statements;” and together with the Year-End Financial Statements, the “Financial Statements”).

The Financial Statements are true and correct in all material respects and have been prepared in accordance with the applicable Books and Records and Corporate Books (which Books and Records and Corporate Books are true and complete) and, except as set forth on Schedule 4.9, have been prepared in accordance with GAAP (except, in the case of Interim Financial Statements, for year-end adjustments and, in the case of the unaudited financial statements, the absence of footnotes) on an accrual basis and fairly present the financial position and results of operations of Seller at the dates and for the periods covered. All Liabilities of Seller at the Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Current Balance Sheet. The books of account of Seller fairly reflect, in all material respects and in accordance with GAAP, (a) all transactions relating to Seller and (b) all items of income and expense, assets and liabilities and accruals relating to Seller, each as required by GAAP to be so reflected.

4.10. Absence of Undisclosed Liabilities. On the Closing Date, except as set forth on Schedule 4.10, Seller will not have any Liabilities, except for (i) those Liabilities set forth in the Current Balance Sheet and (ii) those Liabilities that arose after the Balance Sheet Date and were incurred in the Ordinary Course of Business. Seller neither Knows nor has reasonable grounds to Know of any basis for the assertion against Seller, or against the Purchased Assets, of any Liability, other than those set forth in the foregoing clauses (i) and (ii).

4.11. Litigation; Compliance with Law, Permits and Licenses.

(a) Seller has complied with each, and is not in violation of any Law or Order to which Seller is subject and has not failed to obtain, or to adhere to the requirements of, any License, Permit or authorization necessary to the ownership of the Purchased Assets, the employment of the Employees or the operation of the Business where such failure would have a Business Material Adverse Effect. Without limiting the generality of the foregoing, Seller has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any person in violation of the Foreign Corrupt Practices Act of 1977.

(b) Except as set forth on Schedule 4.11(b), no Litigation is pending or, to the Knowledge of Seller, threatened against Seller or by Seller against any Person, and Seller has no Knowledge of any basis for any such Litigation. Seller not is a party to or subject to the provisions of any Order that provides limitations or instructions upon the ability to operate the Business.

(c) Seller has obtained all Permits and Licenses for the operation of the Business, or as needed in connection with the Purchased Assets, the Employees or the Business. Schedule 4.11(c) contains a true and correct description of all Licenses and Permits issued in favor of Seller, all of which are in full force and effect, and Seller currently operates in compliance in all material respects with the terms of each of the foregoing. Acquisition Sub will not be required, prior to or following the Closing Date, to file, apply for or obtain any Permit or License in order to purchase the Purchased Assets, employ any of the Employees or operate the Business pursuant to this Agreement.

4.12. Environmental Protection.

(a) Seller is in compliance with all Environmental Laws and has no Knowledge of any facts or circumstances, and Seller has not received any Claim from any Governmental or Regulatory Authority, citizens group, Employee or other Person, indicating that it is not in compliance with any Environmental Law or the terms or conditions of any Permit relating to Materials of Environmental Concern or Environmental Laws. All Permits relating to Materials of Environmental Concern or Environmental Laws currently held by Seller are identified on Schedule 4.12(a) attached hereto.

(b) Except as set forth on Schedule 4.12(b), there has not been to Seller’s Knowledge, and Seller has not received, any Claim from any Governmental or Regulatory Authority, citizens group, Employee or other Person that there has been any past or present actions, activities, circumstances, conditions, events or incidents, involving the release, spill, leak, emission, injection, escape, dumping, discharge or disposal of any Materials of Environmental Concern, that form or could form the basis of any Claim against Seller, the Purchased Assets, or any Person whose liability for any such Claim has or may have retained or assumed either contractually or by operation of law.

(c) To Seller’s Knowledge, there is no asbestos or urea formaldehyde foam insulation contained in or forming part of any building, building component, structure or office space located on or in the Real Property. To Seller’s Knowledge, no polychlorinated byphenyls (PCBs) are present, in use or stored at the Real Property, and to Seller’s Knowledge, no hydraulic fluid containing PCBs has been utilized at the Real Property.

4.13. Insurance.  All of the Purchased Assets owned or leased by Seller are insured against fire and casualty under the policies and in the amounts and types of coverage set forth on Schedule 4.13 attached hereto, and Seller is insured under liability insurance policies in the amounts set forth on Schedule 4.13 attached hereto (collectively, the “Current Policies”). Within five (5) Business Days after the Closing Date, Seller’s current errors and omissions insurance policy will contain a supplemental extended reporting period for a three (3) year period beginning on the Closing Date for the full limits of $1,000,000, which will name Parent and Acquisition Sub as additional insureds (the “Tail Policy”). The form of the endorsement effecting the Tail Policy is attached to Schedule 4.13. The Current Policies and the Tail Policy are in force and the premiums thereon paid. All such insurance policies are valid, binding and enforceable in accordance with their terms against the respective insurers, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally and general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity). To the Knowledge of Seller, no insurer of Seller is the subject of pending or threatened insolvency proceedings. Seller has notified its respective insurance carriers of all Known Litigation, Known Claims, and material Known facts and circumstances relating to the Business or the Purchase Assets that could reasonably give rise to a Claim. Seller has not received any notice from its respective insurance carrier disclaiming coverage or defending a reservation of rights clause as to any of such notifications.

4.14. Intellectual Property.

(a) Schedule 4.14(a) is a true and complete list of all Seller Intellectual Property owned by, filed in the name of, or applied for by, Seller that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority at any time, indicating for each the registration or application number, filing jurisdiction, date of issue or filing, and current owner (the “Seller Registered IP”). Each item of Seller Registered IP is in compliance with all formal legal requirements (including, without limitation, payment of any filing, examination and maintenance fees and proofs of use). There are no actions that are required to be taken by Seller within one hundred eighty (180) days of the date hereof with respect to the Seller Registered IP that, if not taken, will have a Business Material Adverse Effect on any Seller Registered IP or the prosecution of applications or registrations relating thereto. The Seller Registered IP is enforceable and subsisting in all material respects.

(b) Schedule 4.14(b) contains separate true and complete lists of (i) all Licensed Intellectual Property (other than commercially available off-the-shelf license Contracts that relate to software used by Seller (other than in or in connection with Products) in the Ordinary Course of Business for an aggregate license fee that is less than $10,000) that is licensed by Seller for use, resale or otherwise from another Person (each, a “License In”), indicating for each the parties, term and subject matter of each related Contract and (ii) all Licensed Intellectual Property that is licensed by Seller to another Person (each, a “License Out”), indicating for each the parties, term and subject matter of each related Contract (each License In and License Out, an “IP License”); (iii) all Products (by name, version number, part number and other appropriate product identifiers, as well as all patents protecting such Product); and (iv) all Contracts pursuant to which Seller has deposited, or is or may be required to deposit, with an escrow agent or other Person, any source code containing or embodying any Seller Intellectual Property, and all Persons who have the right potentially to receive such source code. Seller has delivered or made available to Parent and Acquisition Sub accurate and complete copies of all Contracts listed in Schedule 4.14(b). Each IP License (and its related Contracts) is enforceable and in full force and effect in all material respects except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditor’s rights generally and general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity). Neither Seller nor, to the Knowledge of Seller, any other party to an IP License (or its related Contracts), is in breach thereof and to Seller’s Knowledge no circumstances exist that would reasonably be expected by Seller to give rise to a claim of breach of any material provision, or a right of rescission, revocation, termination, revision or amendment, of such IP License (or its related Contracts). Except as set forth in Schedule 4.14(b), neither Seller, nor any other Person acting on its behalf, has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code containing or embodying any Seller Intellectual Property; and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) shall, or would reasonably be expected to, result in the disclosure or delivery by Seller or any other Person acting on its behalf to any Person of any source code containing or embodying any Seller Intellectual Property.

(c) Seller owns or has a License In to use all rights in the Seller Intellectual Property used by Seller in the course of the Business, including without limitation, the right to make, have made, use, offer for sale, sell, import, reproduce, create derivative works based on, translate, distribute, transmit, display, perform, license, sublicense, assign, transfer and sell such Seller Intellectual Property.

(d) Seller has taken all commercially reasonable actions to protect the Seller Intellectual Property owned, purported to be owned, or exclusively licensed in, by Seller and all measures reasonable under the circumstances to maintain the secrecy of all Confidential Information. Without limiting the foregoing, Seller has and enforces a policy requiring each employee and consultant of Seller to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent and Acquisition Sub and all current and former employees and consultants of Seller with access to Confidential Information have executed such an agreement. “Confidential Information” means inventions, algorithms, formulas, schematics, technical drawings, ideas, know-how, processes not otherwise protected by patents or patent applications, source and object code, program listings and trade secrets arising from, used in, or otherwise relating to the Business or Seller Intellectual Property owned, purported to be owned, or exclusively licensed in, by Seller.

(e) Except as set forth in Schedule 4.14(e), (i) no legal or governmental proceedings (including, without limitation, oppositions, cancellations, or interferences) have been instituted (for which written notice has been given to Seller) and are pending, or, to Seller’s Knowledge, are threatened, against Seller, which challenge any right of a Seller with respect to any Seller Intellectual Property (ii) no Person has made any written or oral, claim to Seller of any right in Seller Intellectual Property owned, purported to be owned or exclusively licensed in, by Seller, nor to Seller’s Knowledge is there any valid grounds for any claim of such kind, and (iii) to Seller’s Knowledge, no activity or Assets of any Person infringes on or misappropriates the rights of Seller with respect to any of the Seller Intellectual Property.

(f) Neither the conduct of the Business as currently conducted and currently contemplated to be conducted (including, without limitation the making, use, offer for sale, sale, importation, reproduction, creation of derivative works based on, translation, distribution, transmission, display, performance, license or sublicense of any of the Seller Intellectual Property or Products) nor the Assets of Seller infringes or misappropriates any Intellectual Property or other right of any Person (including, without limitation, any right to privacy or publicity), or constitutes (or is used to engage in) contributory infringement, inducement of infringement or unfair competition or trade practices under the Laws of any jurisdiction. Except as set forth on Schedule 4.14(f), none of the Seller Intellectual Property owned, purported to be owned, or exclusively licensed in, by Seller, and, to the Knowledge of Seller, none of the other Seller Intellectual Property is subject to any outstanding Order or has been adjudged invalid or unenforceable.

(g) The inception, development and reduction to practice of the Seller Intellectual Property have not constituted or involved, and do not constitute or involve, the misappropriation of trade secrets, other Intellectual Property or other rights of any Person (including, without limitation, any Governmental or Regulatory Authority).

(h) Except as disclosed in Schedule 4.14(h), every former and present officer, director, employee, contractor, subcontractor, agent and consultant of Seller is a party to a Contract under which such Person assigned and agreed to assign any and all of its interests in and to any Seller Intellectual Property conceived, reduced to practice, developed or created by such Person to Seller.

(i) Schedule 4.14(i) contains a true and complete list of all Software owned, purported to be owned, or exclusively licensed in, by (“Seller Software”) or non-exclusively licensed to (“Licensed Software”) Seller other than commercially available off-the-shelf license Contracts that relate to Software used by Seller (other than in or in connection with Products) in the Ordinary Course of Business for an aggregate license fee that is less than $10,000.

(j) Except as set forth on Schedule 4.14(j), Seller Software was: (i) developed by employees of Seller working within the scope of their employment or as a work made for hire at the time of such development; or (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller ownership of all of their Intellectual Property rights in the Seller Software; or (iii) acquired in connection with acquisitions in which Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Seller Software.

(k) The Seller Software contains no defects that would prevent such Seller Software from performing substantially in accordance with its published specifications and in compliance with the terms of each License Out (and its related Contracts) in all material respects. The Licensed Software operates in accordance with its published specifications and in compliance with the terms of each License In (and its related Contracts) in all material respects.

(l) The Seller Software does not: (i) contain hidden files; (ii) replicate, transmit, or activate itself without control of a Person operating computing equipment on which it resides; (iii) alter, damage, or erase any data or computer programs without control of a Person operating the computing equipment on which it resides; (iv) contain any key, node lock, time-out or other function, whether implemented by electronic mechanical or other means, which restricts or may restrict use or access to any programs or data, based on residency on a specific equipment configuration, frequency of duration of use, or other limiting criteria; (v) contain any virus or similar code; or (vi) contain any Self-Help Code or Unauthorized Code.

(m) Seller has the sole and exclusive right to: (i) bring Actions for past, present and future infringement, dilution, misappropriation or unauthorized use of the Seller Intellectual Property owned, purported to be owned or exclusively licensed in by Seller, injury to goodwill associated with the use of any Seller Intellectual Property owned by, purported to be owned by or exclusively licensed in by Seller, unfair competition or trade practices violations of and other violation of the Seller Intellectual Property owned, purported to be owned or licensed in by Seller in any country or other geographic area in the world; and (ii) receive all proceeds from the foregoing set forth in subsection (i) hereof, including, without limitation, licenses, royalties income, payments, Claims, damages and proceeds of suit.

(n) Seller either owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software used in the creation or development of, incorporated in or required to create, modify, compile, operate or support any of the Seller Software. All software development tools, library functions, compilers and all other third-party software used in the creation or development of, incorporated in or required to create, modify, compile, operate or support any Seller Software are set forth on Schedule 4.14(n).

(o) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Contracts relating to Seller Intellectual Property or Licenses In. Following the Closing, Acquisition Sub will be permitted to exercise all of the rights of Seller under such Contracts to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay. Neither this Agreement nor the transactions contemplated hereby, including, without limitation, the assignment to Acquisition Sub of any Contracts to which Seller is a party, will result in (i) Acquisition Sub granting to any Person any right to or with respect to any material Intellectual Property right owned by, or licensed to, Acquisition Sub, or (ii) Acquisition Sub being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the Business.

(p) No software covered by or embodying any Seller Intellectual Property or Product has been or is being distributed, in whole or in part, or was used, or is being used in conjunction with any Public Software in a manner which would require that such software or Product be disclosed or distributed in source code form or made available at no charge. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

(q) Seller has not received notice from any Person that its operations or the manufacture, use, sale, support, reproduction, modification or other commercial exploitation of any Product infringes, constitutes contributory or inducement of infringement of, or misappropriates, the Intellectual Property of any Person, violates any right of any Person (including, without limitation, any right to privacy or publicity), or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(r) The cost of outstanding obligations of Seller (i) to perform or reperform for its customers any installation, implementation, warranty, maintenance, modification, upgrade, enhancement, consulting, or other services in connection with any Seller Software, and (ii) to deliver, license, or develop software to or for any Person, does not exceed the aggregate payments to be received from those Persons attributable to each such obligation.

(s) Except as set forth on Schedule 4.14(s), Seller has no present or future obligations to incorporate any functionality or enhancement (including, without limitation, corrections, fixes, resolutions, patches, avoidance procedures, work-arounds or the like to alleged defects or errors) into any Product or future product or service offering.

4.15. Privacy of Customer Information.

(a) Seller either owns or has the rights to use all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Acquisition Sub pursuant to this Agreement. For purposes of this Section 4.15(a), “IIPI” means any information relating to an identified or identifiable natural Person.

(b) Seller’s collection and use of such IIPI and the use of such IIPI by Acquisition Sub as contemplated by this Agreement complies with, in all material respects, Seller’s privacy policy and all applicable state, federal and foreign privacy Laws and any Contract relating to privacy.

4.16. Labor and Employee Matters.

(a) Schedule 4.16(a) lists each of Seller’s employees as of the date hereof (the “Employees”) and his/her (i) base salary and (ii) bonus arrangements, if any, each for fiscal year 2004 and as of the date hereof, and the date on which the most recent salary increase went into effect for each of the Employees and the amount of each such increase. Except as set forth on Schedule 4.16(a), there are no Contracts or collective bargaining agreements covering or applicable to any of the Employees. Except as set forth on Schedule 4.16(a), there are no pension plans or profit sharing plans, commission agreements, bonus, stock options, severance, other plans or Contracts providing for any Employee to receive any remuneration or other benefit. None of the Employees or Independent Contractors is represented by any labor union or organization. Seller has no Knowledge that a union claims to represent any Employee or Independent Contractor nor has any union made such a claim to Seller within the last three years, and there is no question concerning union representation as to such Employees or Independent Contractors. There have been no labor union organization activities or other concerted activities among the Employees or Independent Contractors within the last three years. Except as set forth on Schedule 4.16(a) or Schedule 4.16(b), there is not pending or, to the Knowledge of Seller, threatened any labor strike, dispute, slowdown, work stoppage or lockout involving any Employee or Independent Contractor or any obligation to continue the employment or engagement of any Employee or Independent Contractor. Except as disclosed on Schedule 4.16(a), Seller has not agreed to increase the compensation level of any of the Employees nor is there any obligation or understanding respecting such an increase. Seller has no workers’ compensation penalties or assessments pending. Seller has no Knowledge of the intent of any Governmental or Regulatory Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to Seller and to Seller’s Knowledge, no such investigation is in progress or threatened. Seller has paid all wages and wage supplements including, without limitation, salaries, commissions, bonuses, vacation pay, severance pay, sick pay, expense reimbursements, and other compensation, if any, earned by any Employee or Independent Contractor or due and owing to any Employee or Independent Contractor for all periods on or before the Closing Date.

(b) Schedule 4.16(b) contains a list of the names of each current independent contractor retained by Seller who currently performs services for Seller (“Independent Contractors”) and the current rate of compensation paid to each such Independent Contractor. Schedule 4.16(b) specifies the site at which each such Independent Contractor performs services for Seller. The Independent Contractors, and all other independent contractors who have previously rendered services to Seller, have in the past and continue to be legally, properly and appropriately treated as non-employees for all Tax purposes, as well as all ERISA and employee benefit purposes. There has been no determination by any Governmental or Regulatory Authority, or by any tribunal or commission that any Independent Contractor constitutes an employee of Seller. There has been no investigation or Claim made by or, to Seller’s Knowledge, threatened by any Person or Governmental or Regulatory Authority that any Independent Contractor constitutes an employee of Seller. Seller has paid all compensation and all other monetary amounts earned by any Independent Contractor or due and owing to any Independent Contractor for all periods on or before the Closing Date.

(c) Schedule 4.16(c) contains a list of the vacation pay accrued and unpaid for each of the Employees for the period ending on the Closing Date (the “Accrued Vacation Amount”). The Accrued Vacation Amount has been paid to the Employees on or before the Closing Date.

(d) Seller has no retention or similar plan for its Employees other than the plan(s) set forth on Schedule 4.16(d). Schedule 4.16(d) also sets forth a list of the amounts accrued or set aside and unpaid under such retention or similar plan for each of the Employees for the period ending on the Closing Date (the “Bonus Amount”). Any Bonus Amount required to be paid to any Employee under Law (the “Required Bonus Payments”) has been paid to such Employee on or before the Closing Date.

(e) Since January 1, 2000, Seller has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act. To the Knowledge of Seller, no Employee has suffered an “employment loss” (as defined in the WARN Act) in the previous ninety (90) calendar days. Seller has complied in all material respects with its applicable obligations under the WARN Act, or any similar Law and shall be solely liable and responsible for any debt, obligation contribution or other Liability arising from any failure by Seller to comply fully with the WARN Act or any similar Law.

4.17. Employee Benefits.   Schedule 4.17 lists all plans, policies, arrangements or understandings to which Seller is a party which provide any Employee or Independent Contractor (or any dependent or beneficiary of any such Person) with (i) retirement benefits or deferred compensation; (ii) vacation, sick leave or severance benefits; (iii) incentive, performance, stock, share appreciation or bonus awards; (iv) health care benefits; (v) disability income; (vi) life insurance or survivor’s benefits; or (vii) any other type of employee benefit offered under any arrangement, whether or not subject to characterization as an “employee benefit plan” within the meaning of Section 3(3) of ERISA (“Plans”). None of the Purchased Assets are subject to any Lien under Section 401(a)(29) or 412(n) of the Code, Section 302(f) or 4068 of ERISA or arising out of any Action filed under Section 4301(b) of ERISA. All Plans conform and at all times have conformed in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with the requirements of all applicable Laws including, without limitation, ERISA, the Code, the Age Discrimination in Employment Act, as amended, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. Neither Seller nor any Affiliated Seller (as defined below) has incurred any Liability that could subject Parent, Acquisition Sub or any Purchased Asset to Liability under Sections 4062, 4063, 4064 or 4069 of ERISA. For purposes of this Section 4.17 only, “Affiliated Seller” means (x) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which Seller is a member, (y) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with Seller, or a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which Seller is a member. Seller and any Affiliated Seller do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liabilities with respect to, any defined benefit plan subject to Title IV of ERISA or any “multi-employer plan” (as defined in Section 3(37) of ERISA). Seller has delivered to Parent and Acquisition Sub a complete copy of the Plans, including, without limitation, any related trust agreement, and all amendments to the Plans or such trust agreement.

4.18. Contracts, Leases, Etc. Except as listed and described on Schedule 4.18 attached hereto, Seller is not a party to any Contract of the type described below:

(a) with any current or former shareholder, director, or officer of Seller, or any of their Affiliates;

(b) with any labor union or other representative of the Employees;

(c) with any Employee;

(d) with any Independent Contractor in excess of Five Thousand Dollars ($5,000);

(e) for the performance of services or the supply of products by a third party to Seller in excess of Five Thousand Dollars ($5,000);

(f) to sell or supply products or to perform services which obligates Seller to sell products or perform services for a third party in excess of Five Thousand Dollars ($5,000);

(g) outstanding proposal to sell or supply products or to perform services for a third party which, upon acceptance of such proposal, would obligate Seller to sell products or perform services for a third party in excess of Five Thousand Dollars ($5,000);

(h) where Seller is acting as supplier or distributor or where Seller is acting as principal or agent;

(i) under which Seller is either lessor or lessee of personal property;

(j) under which Seller is the lessor or lessee of real property;

(k) which evidences Indebtedness, including, without limitation, capital leases, or providing for any Lien on any of the Purchased Assets, excluding Accounts Receivable in the Ordinary Course of Business;

(l) for any charitable or political contribution;

(m) for any capital expenditure in excess of Five Thousand Dollars ($5,000);

(n) limiting or restraining Seller from engaging or competing in any lines of business with any Persons;

(o) license, franchise, distributorship, joint venture, royalty or other similar Contract, including, without limitation, those which relate in whole or in part to any Purchased Asset or any Intellectual Property of Seller;

(p) with any Governmental or Regulatory Authority;

(q) power of attorney granted by Seller in favor of any Person;

(r) other Contract requiring payments or other consideration by or from Seller in excess of Five Thousand Dollars ($5,000) during the remainder of its term;

(s) which involves an obligation to indemnify, defend or hold harmless any other Person; or

(t) other material Contract not made in the Ordinary Course of Business.

4.19. Other Transactions.  Since the Balance Sheet Date, Seller has not (a) operated the Business except in the Ordinary Course of Business, (b) incurred any Liabilities, (c) mortgaged, pledged or subjected to Liens, or suffered to exist any Lien on, any Purchased Asset, tangible or intangible, (d) discharged or satisfied any Liens, or paid any Liabilities, or (e) sold or transferred any of its Purchased Assets or canceled any Indebtedness or other Liabilities of any other Person, or waived any Claims or rights of substantial value against any other Person, except, in each case, in the Ordinary Course of Business.

4.20. No Changes.  Since the Balance Sheet Date, except as set forth on Schedule 4.20, there has not been:

(a) any Business Material Adverse Change;

(b) any damage, destruction or Loss (whether or not covered by insurance) or any condemnation by any Governmental or Regulatory Authority which has had or may have a Business Material Adverse Effect;

(c) any strike, lockout, labor trouble or any event or condition of any character having a Business Material Adverse Effect;

(d) any increase in the compensation payable or to become payable by Seller to any of the officers, Employees, Independent Contractors or agents, or any Known payment or arrangement made to or with any thereof, other than normal increases in compensation to Employees consistent with past practices;

(e) any amendments to the certificate of incorporation or bylaws of Seller; or

(f) written down or written off as uncollectible any notes or accounts receivable of Seller.

Seller has not taken or agreed to take, whether in writing or otherwise, either (i) any action described in this Section 4.20 or in Section 4.18 (Contracts, Leases, Etc.) or (ii) any action which would result in the occurrence of any of the events described in this Section 4.20 or in Section 4.18. Seller has not omitted to take any action where the omission could reasonably be expected to result in or lead to the occurrence of any of the events described in this Section 4.20 or in Section 4.18.

4.21. Certain Tax Matters.

(a) Seller has duly and timely filed with the appropriate taxing authority, body or agency all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects, and Seller has timely paid all Taxes to the extent due and payable, whether or not shown as due on any Tax Return. All Taxes not yet due and payable have been withheld or adequately reserved for or, to the extent that they relate to periods on or prior to the Balance Sheet Date, are reflected as a Liability on the Current Balance Sheet.

(b) Except as set forth on Schedule 4.21(b), there is no Tax audit or administrative or court proceeding asserted or assessed by a Governmental or Regulatory Authority in writing or currently ongoing in respect of any Tax Liability of Seller. No deficiencies for any Taxes have been proposed, asserted or assessed against Seller. No Claim has ever been made by a Governmental or Regulatory Authority in any jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Seller has properly deducted or withheld all amounts required by Law to be deducted or withheld for Taxes, including, without limitation, with respect to social security and unemployment compensation relating to its employees, and has timely remitted all such amounts required to be remitted to the appropriate taxing authority, agency or body. All Forms W-2 and 1099 required to have been filed with a Governmental or Regulatory Authority with respect thereto have been properly competed and timely filed.

(e) There are no liens for Taxes, other than for Taxes not yet due and payable, upon any of the Purchased Assets.

(f) Seller is not a United States real property holding corporation and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during any period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code.

(h) Seller has not failed to make any required filings pursuant to the bulk sales tax provisions of any state.

(i) Seller has delivered to Parent sufficient business and tax records to enable the production of audited financial statements relating to Seller or the Purchased Assets in compliance with the filing requirements of the SEC.

4.22. Brokerage.  Neither Seller nor any of its respective officers, directors or Employees, has employed or retained, or will have employed or retained on the Closing Date, any broker, agent, finder or consultant or has incurred, or will have incurred any Liability for any brokerage fees, commissions, finders’ fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

4.23. Warranties and Liabilities.  No material Claims under product or service warranties or guarantees made to customers have been received by Seller since January 1, 2003 except as set forth on Schedule 4.23. The Claims set forth on Schedule 4.23 have been satisfied by the performance of the obligations of Seller pursuant to maintenance agreements entered into in the Ordinary Course of Business. Other than the express warranties set forth in writing in the Contracts with customers, Seller has not given or made any warranties to third parties with respect to any products sold or services performed by it.

4.24. Transactions with Affiliates.  There are no Contracts between Seller and any current or former director, officer, shareholder, or Employee of Seller or any Affiliate of any such person relating to the Purchased Assets or the Employees, except for those identified on Schedule 4.24, a complete copy of which (including, without limitation, all amendments) has been delivered to Parent and Acquisition Sub.

4.25. Assumed Contracts; Customer Claims.  Each of the Assumed Contracts is a valid and existing Contract in full force and effect, enforceable against the parties thereto, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors rights generally and subject to general principles of equity. Seller has made available to Parent and Acquisition Sub true and complete copies of such Assumed Contracts. There are no existing material Defaults of Seller under any such Assumed Contract or, to the Knowledge of Seller, any other parties thereto. There are no obligations of Seller to any other party to an Assumed Contract other than those obligations of Seller that are expressly provided for in such Assumed Contract. No state of facts exists which would constitute valid grounds for a Claim against Seller by any customer or former customer of Seller for fraud.

4.26. Sufficiency of Purchased Assets.  All of the Purchased Assets are used in the operation of the Business, and further, are sufficient for the operation of the Business as presently conducted and as contemplated to be conducted. Except for the Excluded Assets, there are no assets currently used in the conduct of the Business, other than the Purchased Assets.

4.27. Relationship With Customers.

(a) Seller has used its commercially reasonable efforts to maintain good working relationships with all of its customers. Seller’s Contracts with its customers and customer relationships, which have been terminated or cancelled during the past year, are set forth and described on Schedule 4.27(a). Schedule 4.27(a) contains a list of the names of each of Seller’s current customers (the “Business Customer Base”), indicating the dollar amount of sales to each such customer for the period beginning January 1, 2005 and ending as of two (2) Business Days prior to the date hereof. Except as set forth on Schedule 4.27(a), none of the customers listed on Schedule 4.27(a) has terminated or, to Seller’s Knowledge, given notice to Seller of an intention or plan to terminate any Assumed Contract, and to Seller’s Knowledge none of such customers may terminate any Contract with Seller or all or a material part of the purchases of products and services from Seller historically made by such customer, whether by reason of the acquisition of the Purchased Assets by Acquisition Sub or for any other reason. To the Knowledge of Seller, except as set forth on Schedule 4.27(a), none of the Employees or Independent Contractors primarily responsible for servicing the customers in the Business Customer Base has indicated in writing an intention or plan to terminate his or her employment or relationship, as the case may be, with Seller, or an intention to not accept employment with Parent or Acquisition Sub in connection with the consummation of the transaction contemplated by this Agreement. Except as set forth on Schedule 4.27(a), Seller has not received notice of, and has no Knowledge of any basis for, any material complaint by any of the customers in the Business Customer Base.

(b) There are no prepaid service fees (other than maintenance service fees) as of the Closing Date, which constitute service fees (other than maintenance service fees) collected by Seller prior to the Closing Date but which relate to the provision of services for any period on or after the Closing Date.

(c) Seller’s customer deposits as of the Closing Date are set forth on Schedule 4.27(c) (the “Customer Deposits”). Except as set forth on Schedule 4.27(c), as of the Closing Date there are no Products, services or maintenance owed to any customers in relation to the Customer Deposits.

(d) Except as set forth on Schedule 4.27(d), there are no material deliveries remaining to be made to any of the Business Customer Base under any license or service Contract with Seller.

(e) The Earnout Customers are Seller’s existing customers as of the date hereof and Seller’s identified pipeline opportunities.

4.28. Corporate Documents.  Seller has furnished to Parent and Acquisition Sub for its examination true and correct copies of the following:

(a) the certificate of incorporation and bylaws of Seller; and

(b) the minute books and stock books of Seller from the inception of Seller, containing all proceedings, consents, actions and meetings of shareholders and the board of directors (including, without limitation, committee meetings) of Seller.

4.29. Veracity of Statements.  No representation or warranty by Seller contained in this Agreement, and no statement contained in any certificate, Schedule or other document or instrument furnished by or on behalf of Seller to Parent or Acquisition Sub pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.30. Export/Import.

(a) Seller is in compliance in all material respects with all Export/Import Laws and has no Knowledge of any facts or circumstances, and Seller has not received any Claim from any Governmental or Regulatory Authority, Employee or other Person, indicating that it is not in compliance with any Export/Import Laws or the terms or conditions of any Permits relating to the export or import of any items (including, without limitation, commodities, software or technology).

(b) There has not been to Seller’s Knowledge, and Seller has not received, any Claim from any Governmental or Regulatory Authority, Employee or other Person that there has been any past or present actions, activities, circumstances, conditions, events or incidents, involving any unlawful export or import of any items (including, without limitation, commodities, software or technology), that form or could form the basis of any Claim against Seller, the Purchased Assets, or any Person whose liability for any such Claim has or may have retained or assumed either contractually or by operation of law.

4.31. Securities Law Representations.

(a) The Astea Shares will be acquired solely for Seller’s own account without a view to the distribution or resale thereof, and Seller has no Contract or intention to sell or otherwise transfer or dispose of any of the Astea Shares in any manner to any Person.

(b) Seller agrees that it will not sell, transfer or otherwise dispose of any of the Astea Shares, in any manner, unless at the time of such transfer: (i) the Astea Shares to be sold, transferred or disposed of, are registered under the Securities Act, and Seller complies with all of the requirements of the Securities Act and the applicable securities Laws with respect to the proposed transaction, or (ii) Seller has obtained and has provided to Parent and Acquisition Sub an opinion from counsel satisfactory to Parent and Acquisition Sub (as to both the counsel rendering such opinion and the substance of the opinion) that the proposed sale, transfer or disposition of such Astea Shares does not require registration under the Securities Act or the applicable securities Laws and that Seller has complied with all requirements of the Securities Act and the applicable securities Laws with respect to such proposed sale, transfer, or disposition.

(c) The Astea Shares have not been sold to Seller by Acquisition Sub pursuant to a registration under the Securities Act. Except for the Registration Rights Agreement, neither Parent nor Acquisition Sub has any obligation or intention to register all or a portion of the Astea Shares for sale, transfer or disposition by Seller under the Securities Act or the applicable securities Laws. Seller must therefore hold the Astea Shares indefinitely unless a subsequent registration or exemption therefrom is available and is obtained. No federal or state agency has reviewed the transactions set forth in this Agreement or approved or disapproved the Astea Shares for investment or any other purpose. All of the Astea Shares have been issued and sold to Seller in reliance upon a specific exemption from the registration requirements of the Securities Act and applicable securities Laws which depends, in part, upon the accuracy of the representations, warranties and agreements of Seller set forth in this Agreement.

(d) A legend will be placed on the certificates evidencing the Astea Shares, and stop-transfer instructions will be issued to Parent’s transfer agent, to ensure compliance with the provisions of this Agreement and of the Securities Act and the applicable securities Laws.

(e) Seller can bear the economic risk of the purchase of the Astea Shares, including, without limitation, the total loss of its investment, has no need for liquidity in this investment and, either alone or with its advisers, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Parent and the investment in the Astea Shares.

(f) Seller has received, among other disclosures, (i) Parent’s Annual Report to shareholders for 2004, (ii) Parent’s Proxy Statement for the Annual Meeting of shareholders held on August 19, 2004, and (iii) Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and that Seller has obtained and reviewed financial statements referred to therein. Seller understands that it may request any additional information that Seller feels is necessary to verify, clarify or supplement the materials already received and that Parent and Acquisition Sub will supply this information, unless it would require unreasonable effort or expense to do so.

(g) Prior to the execution of this Agreement, Seller and its advisers have been provided with full and free access and opportunity to inspect, review, examine and inquire about all books, records and information (financial or otherwise) of Parent and Acquisition Sub and their business and affairs, and Seller and its advisers have made such inspection, review, examination and inquiry as they have deemed appropriate with respect to an investment in the Astea Shares; and Seller and its advisers have been offered the opportunity to ask such questions and obtain such additional information concerning Parent and Acquisition Sub and their business and affairs as Seller and its advisers have requested so as to understand the nature of the investment in the Astea Shares and to verify the accuracy of the information obtained as a result of their investigation. Parent and Acquisition Sub hereby acknowledge and agree that no such investigation by Seller shall affect or limit the scope of the representations or warranties of Parent and Acquisition Sub herein or limit the Liability of Parent or Acquisition Sub for any breach of such representations or warranties.

4.32. Investment Company.  Seller is not and will not become, after giving effect to the transaction contemplated by this Agreement, an “investment company” within the meaning of the Investment Company Act of 1940, as amended and the rules and regulations of the SEC thereunder.

4.33. Rule 145 Matters.  For purposes of, and within the meaning of, Rule 145 under the Securities Act:

(a) Seller has not adopted a plan or agreement that provides for dissolution of Seller;

(b) Seller has not adopted a plan or agreement that provides for a pro rata or similar distribution of the Astea Shares to any one or more of the security holders of Seller;

(c) Seller’s Board of Directors or any committee thereof has not adopted resolutions relative to (a) or (b) above; and

(d) the transfer of the Purchased Assets hereby is not part of a pre-existing plan for the distribution of the Astea Shares.

4.34. Solvency.

(a) Seller is Solvent for all purposes, and the transactions contemplated by this Agreement will not render Seller Insolvent.

(b) By entering into the transactions contemplated by this Agreement, Seller does not intend to incur, and does not believe that it will incur, debts that will be beyond Seller’s ability to pay as such debts mature; and

(c) Seller is not entering into the transactions contemplated by this Agreement or incurring any obligation pursuant to this Agreement with the intent to hinder, delay, or defraud any creditor to which Seller is or may become indebted.

4.35. State Takeover Laws.   Seller is not subject to any “moratorium”, “control share”, “fair price” or other anti-takeover Laws of any state (collectively the “Takeover Laws”) that would affect this Agreement or the transactions contemplated hereby. Seller’s Board of Directors has approved this Agreement and the transactions contemplated hereby for the purpose of such Takeover Laws.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of Parent and Acquisition Sub hereby severally represents and warrants to Seller as follows:

5.1. Organization, Power, Standing and Qualification.

(a) Each of Parent and Acquisition Sub has been duly organized, and is validly existing and in good standing under the Laws of the State of Delaware, and has the full power and authority (corporate or otherwise) to carry on its business as it is now being conducted and as proposed to be conducted and to own and operate the properties and assets owned and operated by it. Each of Parent and Acquisition Sub is and has been at all times required to be, duly qualified to transact business as a foreign corporation, and is and has been at all times in good standing, in each and every jurisdiction where the ownership or leasing of its properties and assets or the operation of its business requires such qualification except where failure to do so does not have a material adverse effect on Parent.

(b) The copies of Parent’s certificate of incorporation and bylaws that are identified as exhibits to Parent’s Form 10-K for the year ended December 31, 2004 are true and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws.

5.2. Capitalization.

(a) The authorized capital stock of Parent consists of Twenty-Five Million (25,000,000) shares of Parent Common Stock and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of the date hereof, (i) Two Million Nine Hundred Sixty Nine Thousand Nine Hundred Twelve (2,969,912) shares of Parent Common Stock (other than treasury shares) are issued and outstanding, all of which are validly issued and fully paid, nonassessable and free of preemptive rights, (ii) Forty Two Thousand One Hundred Thirty Six (42,136) shares of Parent Common Stock are held in the treasury of Parent or by its subsidiaries and (iii) Four Hundred Forty One Thousand Nine Hundred Forty Five (441,945) shares of Parent Common Stock are issuable (and such number is reserved for issuance) upon exercise of options outstanding as of the date hereof. As of the date hereof, no shares of Parent’s preferred stock are issued or outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities Laws.

(b) Except for the rights provided in the Registration Rights Agreement, and arrangements and agreements set forth on Schedule 5.2(b) or disclosed in the Parent SEC Filings, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound relating to the issued or unissued capital stock of Parent or any of its subsidiaries, or securities convertible into or exchangeable for such capital stock, or obligating Parent or any of its subsidiaries to issue, sell or register any shares of its capital stock, or securities convertible into or exchangeable for such capital stock of Parent or any of its subsidiaries.

(c) Except as set forth in Schedule 5.2(c) or disclosed in the Parent SEC Filings, there are no outstanding contractual obligations of Parent or any of its subsidiaries (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; or (iv) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of Parent or any of its subsidiaries. Except as set forth in Schedule 5.2(c), each outstanding share of capital stock of each subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its subsidiaries, free and clear of all security interests, Liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(d) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

5.3. Power and Authority.  Each of Parent and Acquisition Sub has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and, in the case of Acquisition Sub, to purchase the Purchased Assets from Seller. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub and requires no further authorization or consent by Parent or Acquisition Sub. This Agreement and the Collateral Documents, to be executed and delivered by Parent and Acquisition Sub, have been duly and validly executed and delivered, and constitute such party’s legal, valid and binding obligations, as applicable, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity relating to the availability of equitable remedies (whether such agreements are sought to be enforced in a proceeding at law or a proceeding in equity).

5.4. Non-Contravention.  The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Parent or Acquisition Sub is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate, breach or contravene any provision of Parent’s or Acquisition Sub’s respective organizational documents; (b) violate any provision of Law, Permit or License applicable to Parent or Acquisition Sub or to the properties or assets of Parent or Acquisition Sub; or (c) require any consent to be obtained by it except as has been made or waived. There are no restrictions of any kind that could affect Parent’s or Acquisition Sub’s ability to enter into this Agreement or any of the Collateral Documents to which it is a party, to perform any of its obligations thereunder, or to consummate the transactions contemplated hereby or thereby.

5.5. Parent Common Stock.  All of the shares of Parent Common Stock that may be issuable pursuant to this Agreement have been duly authorized and reserved for issuance. When issued in accordance with this Agreement such shares of Parent Common Stock will be validly issued, fully paid and nonassessable shares of Parent Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of all Liens other than restrictions on transfer under applicable securities Laws.

5.6. Governmental Consent, etc.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to Parent or Acquisition Sub in connection with the execution and delivery of this Agreement and each of the Collateral Documents to which Parent or Acquisition Sub is a party, or the consummation of the transactions contemplated hereby and thereby.

5.7. SEC Filings; Financial Statements; Information Provided.

(a) Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2004 (the “Parent SEC Filings”). None of Parent’s subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each Parent SEC Filing (i) as of the time it was filed, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be; and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including any related notes) contained in the Parent SEC Filings: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC, and except that the unaudited interim financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), and (iii) when filed, fairly presented in all material respects the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The books and records of Parent and each of its subsidiaries have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated subsidiaries as of June 30, 2005 (“Parent’s Current Balance Sheet”), none of Parent or any of its consolidated subsidiaries has any Liabilities that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2005 that would not, individually or in the aggregate, have a material adverse effect on Parent.

(d) Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since June 30, 2002 was accompanied by the certifications required to be filed or furnished by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations promulgated under the SOX Act or the Exchange Act relating to the SOX Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied in all material respects with the SOX Act; (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the SOX Act; and (iii) has not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental or Regulatory Authority questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Parent’s disclosure controls and procedures (as defined in Sections 13a-15(e) and 15d-15(e) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the SOX Act.

5.8. Absence of Certain Changes.  Except as set forth on Schedule 5.8, since the date of Parent’s Current Balance Sheet, there has not been the occurrence of any event or circumstance which has or is reasonably likely to have a material adverse effect on Parent.

5.9. Brokerage.  Except as set forth on Schedule 5.9, neither Parent, Acquisition Sub, nor any of its respective officers, directors or employees, has employed or retained, or will have employed or retained on the Closing Date, any broker, agent, finder or consultant or has incurred, or will have incurred any liability for any brokerage fees, commissions, finders’ fees or other fees in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

5.10. Litigation.

(a) Parent has complied with each, and is not in violation of any Law or Order to which Parent is subject, except when such compliance or violation would not have a material adverse effect on Parent. Without limiting the generality of the foregoing, Parent has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any person in violation of the Foreign Corrupt Practices Act of 1977.

(b) Except as set forth on Schedule 5.10(b), no Litigation is pending or, to the Knowledge of Parent, threatened against Parent or any of its subsidiaries or by Parent or any of its subsidiaries against any Person, and Parent has no Knowledge of any basis for any such Litigation. Parent not is a party to or subject to the provisions of any Order that provides limitations or instructions upon the ability to operate its business.

5.11. Veracity of Statements.  No representation or warranty by Parent or Acquisition Sub contained in this Agreement, and no statement contained in any certificate, Schedule or other document or instrument furnished by or on behalf of Parent or Acquisition Sub to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6
THE CLOSING

6.1. Time and Place.  The closing of the transactions relating to the sale and purchase of the Purchased Assets (the “Closing”) contemplated hereby shall be held at 1:00 P.M. Eastern Standard Time on the date hereof (the “Closing Date”). The Closing shall be held at the offices of Pepper Hamilton LLP at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania.

6.2. Conduct of the Closing.  On the Closing Date, and as a condition to the Closing, the following additional documents, agreements, certificates and instruments shall be duly delivered:

(a) Seller shall deliver to Parent and Acquisition Sub:

(i) this Agreement signed by Seller;

(ii) evidence, satisfactory to Parent and Acquisition Sub, that the Required Consents have been obtained and are in full force and effect;

(iii) evidence, satisfactory to Parent and Acquisition Sub, that the Customer Consents have been obtained and are in full force and effect;

(iv) evidence, satisfactory to Parent and Acquisition Sub, that the Accrued Vacation Amount and the Required Bonus Payments have been paid to Employees;

(v) evidence, satisfactory to Parent and Acquisition Sub, that Seller has obtained the Lease Consents and a one-year extension of the real property leases listed on Schedule 6.2(a)(v);

(vi) a certificate dated as of the Closing Date and signed on behalf of Seller by its Vice President, Operations, to the effect that (i)(A) the certified copy of the certificate of incorporation for Seller, certified by the Secretary of State of the State of California, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the bylaws of Seller, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date, and (C) the resolutions of the Board of Directors and shareholders of Seller, attached to such certificate approving the transactions contemplated by this Agreement and the Collateral Documents to which Seller is a party are true, correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of Seller executing this Agreement and the Collateral Documents to which Seller is a party are incumbent officers of Seller and that the specimen signature on such certificate are their genuine signatures; and (iii) Seller is presently existing and in good standing in the State of California and in each jurisdiction where the operations of Seller require Seller to be qualified as a foreign corporation, except where failure to so qualify does not have a Business Material Adverse Effect (“Seller’s Officer’s Certificate”). A certificate of good standing for each applicable jurisdiction for clause (iii) above certified by the applicable governmental authority as of a date not more than ten (10) days prior to the Closing Date shall be attached to Seller’s Officer’s Certificate as an exhibit;

(vii) a legal opinion of Stradling Yocca Carlson & Rauth, counsel to Seller, in the form of Exhibit B attached hereto, signed by Stradling Yocca Carlson & Rauth;

(viii) Employment Letters, in the form of Exhibit C attached hereto (the “Employment Letters”), signed by each of the individuals listed on Schedule 6.2(a)(viii) attached hereto;

(ix) Consulting Agreements, in a form acceptable to Parent and Acquisition Sub, signed by each of the individuals listed on Schedule 6.2(a)(ix).

(x) a duly executed Bill of Sale, in the form of Exhibit D attached hereto (“Bill of Sale”), signed by Seller;

(xi) a duly executed Assumption Agreement, in the form of Exhibit E attached hereto (“Assumption Agreement”), signed by Seller;

(xii) a duly executed Assignment of Intellectual Property, in the form of Exhibit F attached hereto (the “Intellectual Property Assignment”), signed by Seller;

(xiii) a duly executed Registration Rights Agreement, in the form of Exhibit G attached hereto (the “Registration Rights Agreement”), signed by Seller;

(xiv) a duly executed Escrow Agreement signed by Seller and evidence, reasonably satisfactory to Parent and Acquisition Sub, that the Cash Escrowed Amount has been transferred to the escrow agent named in the Escrow Agreement by wire transfer of immediately available funds to such account provided by Acquisition Sub to Seller prior to the Closing Date;

(xv) a duly executed UCC-3 termination statement for each of the Purchased Asset Liens;

(xvi) a certificate in a form acceptable to Parent and Acquisition Sub executed by an officer of Seller which states that as of the Closing Date, Seller is Solvent and does not expect to become Insolvent as a result of the transactions contemplated herein;

(xvii) a certificate in a form acceptable to Parent and Acquisition Sub executed by an officer of Seller which certifies that the sum of the Cash Assets and the Accounts Receivable as of the Closing Date is equal to or greater than $1,260,506;

(xviii) evidence, reasonably satisfactory to Parent and Acquisition Sub, that the Cash Assets included in the Purchased Current Assets have been transferred to Acquisition Sub in cash by wire transfer of immediately available funds to such account provided by Acquisition Sub to Seller prior to the Closing Date; and

(xix) such other documents, instruments, certificates and agreements as may be reasonably required by Parent and Acquisition Sub to consummate and give effect to the transactions contemplated by this Agreement.

(b) Parent and Acquisition Sub, as the case may be, shall deliver to Seller:

(i) a stock certificate evidencing that number of shares of Parent Common Stock equal to the difference between the Astea Shares and the Stock Escrowed Amount;

(ii) this Agreement signed by Parent and Acquisition Sub;

(iii) each of the Employment Letters signed by Acquisition Sub;

(iv) each of the Consulting Agreements signed by Acquisition Sub;

(v) the Bill of Sale signed by Acquisition Sub;

(vi) the Assumption Agreement signed by Acquisition Sub;

(vii) the Intellectual Property Assignment signed by Acquisition Sub;

(viii) the Registration Rights Agreement signed by Parent;

(ix) a duly executed Escrow Agreement signed by Parent and Acquisition Sub;

(x) a certificate dated as of the Closing Date and signed on behalf of Parent by its Secretary to the effect that (i)(A) the certified copy of the certificate of incorporation for Parent, certified by the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the bylaws of Parent, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date, and (C) the resolutions of the Board of Directors of Parent, attached to such certificate approving the transactions contemplated by this Agreement and the Collateral Documents to which Parent is a party are true, correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of Parent executing this Agreement and the Collateral Documents to which Parent is a party are incumbent officers of Parent and that the specimen signature on such certificate are their genuine signatures; and (iii) Parent is presently existing and in good standing in the State of Delaware (“Parent’s Secretary’s Certificate”). A certificate of good standing for the State of Delaware certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date shall be attached to Parent’s Secretary’s Certificate as an exhibit;

(xi) a certificate dated as of the Closing Date and signed on behalf of Acquisition Sub by its Secretary to the effect that (i)(A) the filed stamped copy of the certificate of incorporation for Acquisition Sub filed with the Secretary of State of the State of Delaware, attached to such certificate, is true, correct and complete, and is in effect on and as of the Closing Date, (B) the bylaws of Acquisition Sub, attached to such certificate, are true, correct and complete, and are in effect on and as of the Closing Date, and (C) the resolutions of the Board of Directors of Acquisition Sub, attached to such certificate approving the transactions contemplated by this Agreement and the Collateral Documents to which Acquisition Sub is a party are true, correct and complete and are in full force and effect as of the Closing Date; (ii) the officers of Acquisition Sub executing this Agreement and the Collateral Documents to which Acquisition Sub is a party are incumbent officers of Parent and that the specimen signature on such certificate are their genuine signatures; and (iii) Acquisition Sub is presently existing and in good standing in the State of Delaware (“Acquisition Sub’s Secretary’s Certificate”). A certificate of good standing for the State of Delaware certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date shall be attached to Acquisition Sub’s Secretary’s Certificate as an exhibit; and

(xii) such other documents, instruments, certificates and agreements as may be reasonably required by Seller to consummate and give effect to the transactions contemplated by this Agreement.

6.3. No Agreement to Assign.  This Agreement will not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without the consent of a third party, would constitute a breach thereof or in any way materially adversely affect the respective rights of Parent, Acquisition Sub or Seller thereunder. If Seller has not obtained a consent or approval necessary for the assignment of any Assumed Contract, then Seller will use its commercially reasonable efforts to obtain that consent or approval after the Closing Date, and, at Parent’s or Acquisition Sub’s request, will cooperate in any reasonable arrangements requested by Parent or Acquisition Sub to provide Acquisition Sub the benefits of that Assumed Contract, subject to Acquisition Sub’s performance of any obligations arising under that Assumed Contract. Nothing in this Section 6.3 will require Parent or Acquisition Sub to enter into, or to accept as a substitute for performance by Seller under this Agreement, any arrangement that would impose any significant additional cost, expense or liability on Parent or Acquisition Sub, or that would deprive Parent or Acquisition Sub of any material benefits contemplated by this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1. By Seller.  Regardless of any investigation undertaken or made by Parent, Acquisition Sub or any of their advisors prior to the Closing Date, Seller shall indemnify, defend and hold harmless Parent, Acquisition Sub and their Affiliates, officers, directors, agents and employees (collectively, the “Parent Indemnified Parties” and, individually, each a “Parent Indemnified Party”), from and against any and all Claims (including, without limitation, Claims arising out of facts or circumstances that have occurred on or prior to the Closing Date, even though such Claim may not be filed or come to light until after the Closing Date), Litigation and/or Losses, which a Parent Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

(a) any misstatement of or omission from any representation of, or any breach of warranty by Seller contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Seller to Parent or Acquisition Sub hereunder;

(b) any breach of any covenant, agreement or undertaking by Seller contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Seller to Parent or Acquisition Sub hereunder;

(c) any Liabilities of Seller other than the Assumed Liabilities;

(d) any Periodic Taxes prorated to Seller under Section 10.1;

(e) any Transfer Taxes payable by reason of the transactions contemplated by this Agreement;

(f) any non-compliance with applicable Law relating to bulk sales, bulk transfers and the like or to fraudulent conveyances, fraudulent transfers, preferential transfers and the like by Seller; and

(g) any Claim or Order arising out of any of the foregoing even though such Claim or Order may not be filed, become final, or come to light until after the Closing Date.

7.2. By Parent and Acquisition Sub.  Parent and Acquisition Sub shall indemnify, defend and hold harmless Seller, and its Affiliates, officers, directors, agents and employees (collectively, the “Seller Indemnified Parties” and, individually, a “Seller Indemnified Party”), from and against any and all Claims, Litigation and/or Losses, which a Seller Indemnified Party may sustain, suffer or incur, resulting from, related to, or arising out of:

(a) any misstatement of or omission from any representation of, or any breach of warranty by Parent or Acquisition Sub contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Parent or Acquisition Sub to Seller hereunder;

(b) any breach of any covenant, agreement or undertaking by Parent or Acquisition Sub contained in this Agreement, any of the Collateral Documents, any Schedule to this Agreement, any certificate, financial statement or other document or instrument furnished or to be furnished by Parent or Acquisition Sub to Seller hereunder;

(c) any of the Assumed Liabilities

(d) any Periodic Taxes prorated to Acquisition Sub under Section 10.1; and

(e) any Claim or Order arising out of any of the foregoing even though such Claim or Order may not be filed, become filed, or come to light after the Closing Date.

7.3. Notice and Defense; Costs of Defense.

(a) Promptly after acquiring Knowledge of any Litigation, Claim or Loss against which an Indemnified Party is or may be entitled to indemnification hereunder, such Indemnified Party shall send a Claim Notice to the Indemnifying Party, but any failure to so provide the Claim Notice to the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party under this Article 7 except to the extent that the Indemnifying Party’s ability to defend or mitigate such Claim, Litigation or Loss, is materially prejudiced by the failure to give the Claim Notice and only to the extent thereof. The Indemnifying Party shall be entitled to participate in the defense of such action and to assume control of such defense; provided, however, that:

(i) the Indemnified Party shall be entitled to participate in the defense of such Claim, Litigation or Loss, and to employ counsel at its own expense to assist in the handling of such Claim, Litigation or Loss;

(ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (such approval shall not be unreasonably withheld) before entering into any settlement of such Claim, Litigation or Loss or ceasing to defend against such Claim, Litigation or Loss, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party;

(iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the prior written approval of the Indemnified Party that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Party of a release of each such Indemnified Party from Liability in respect of such Claim, Litigation or Loss; and

(iv) the Indemnifying Party shall not be entitled to control but shall be entitled to participate at its own expense in the defense of, and the Indemnified Party shall be entitled to have sole control at its own expense over, the defense or settlement of any Claim, Litigation or Loss to the extent the Claim, Litigation or Loss seeks an Order or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition or prospects of the Indemnified Party. In such case, the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (such approval shall not be unreasonably withheld) before entering into any settlement of such Claim, Litigation or Loss or ceasing to defend against such Claim, Litigation or Loss, if, pursuant to or a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnified Party.

(b) After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Claim, Litigation or Loss, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume control of the defense of such Claim, Litigation or Loss as provided in this Section 7.3, the Indemnified Party shall have the right to defend such Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.3. The reimbursement of fees, costs and expenses required by this Section 7.3 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

7.4. Limitation of Indemnity.  Neither a Parent Indemnified Party nor a Seller Indemnified Party shall make a Claim for Indemnifiable Losses pursuant to Sections 7.1(a)or 7.2(a), as the case may be, unless the aggregate amount of all such Indemnifiable Losses for a Parent Indemnified Party or a Seller Indemnified Party, as the case may be, exceeds Forty Thousand ($40,000) (the “Indemnification Threshold”) at which point the Indemnified Party shall be entitled to indemnification for all of such party’s Indemnifiable Losses in excess of the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not apply to any and all Claims, Litigation and/or Losses, sustained, suffered or incurred, resulting from, related to, or arising out of any Tax Liabilities of Seller, including, without limitation, any Transfer Taxes. The limitations on the assertion of claims for indemnification (i.e. the Indemnification Threshold) contained in this Section 7.4 shall not apply to, and shall not in any way limit the right of any Parent Indemnified Party or Seller Indemnified Party to pursue any rights, remedies or Claims based on fraud. In no event shall the obligations of Seller pursuant to Section 7.1 exceed the sum of (i) the Earnout Purchase Price, (ii) the Stock Escrowed Amount and (iii) with respect to those matters secured by the Cash Escrowed Amount as set forth in Section 3.6, the Cash Escrowed Amount.

7.5. Characterization of Indemnity Payments.  To the extent permitted by applicable Law, any payment made pursuant to this Article 7 shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1. Representations and Warranties.   Notwithstanding anything to the contrary herein or any investigation made by or on behalf of Seller, Parent or Acquisition Sub prior to the Closing Date, all representations and warranties made hereunder by any party on the Closing Date shall survive the Closing Date for one (1) year after the Closing Date, except that the representations and warranties made in Sections 4.1 (Organization and Capitalization), 4.6(a) and (b) (Title), 4.17 (Employee Benefits), 4.21 (Certain Tax Matters), 4.31 (Securities Law Representations) and 4.33 (Rule 145 Matters) shall survive for 180 days past the applicable statute of limitations.

8.2. Covenants.  All covenants made hereunder by any party on the Closing Date shall survive the Closing Date and shall end upon the expiration of the applicable statute of limitations.

8.3. Extension of Survival.  Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Article 8 will continue to survive if notice of such Claim has been timely given prior to the expiration of the applicable survival period, until the related Claim for indemnification has been satisfied or otherwise resolved as provided herein. Notwithstanding anything herein, any breach of representation or warranty contained in this Agreement made by any party or any written information furnished by any party as of the Closing Date that was made by such party fraudulently or with intent to defraud or mislead shall survive for the applicable statute of limitations after the Closing Date.

ARTICLE 9
CONDUCT OF SELLER, PARENT AND ACQUISITION SUB AFTER THE CLOSING

9.1. Cooperation and Further Assurances.  Parent, Acquisition Sub and Seller will cooperate upon and after the Closing Date in effecting the orderly transfer of the Purchased Assets and the Business to Acquisition Sub and to consummate the other transactions contemplated by this Agreement. Seller agrees at its own expense, to obtain any UCC-3 termination statements relating to any Indebtedness. In addition, after the Closing Date, at the request of any party and at the requesting party’s expense, but without additional consideration, the other parties shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer (including, without limitation, any documents necessary to record the assignment transferring ownership of any of the Purchased Assets to Acquisition Sub with the United States Patent and Trademark Office, the U.S. Copyright Office and their respective equivalents in any foreign jurisdiction), and shall take such other actions as may reasonably be required to accomplish the orderly transfer to Acquisition Sub of the Purchased Assets and the Business as contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

9.2. Employment of Certain Seller Employees.  Acquisition Sub intends to offer employment to certain Employees. Any offer of employment to an Employee may, but need not be (1) for the same position as he or she held with Seller immediately prior to the Closing, or (2) at the same rate of compensation as paid by Seller to such person immediately prior to the Closing. All such offers of employment and the actual employment of any such person shall be subject to Acquisition Sub’s right, in its sole discretion, to establish and modify from time to time the terms and conditions of employment and to terminate such employment at any time. Except as provided in Schedule 6.2(a)(viii), any Employee hired by Acquisition Sub will be treated as a new, at-will employee of Acquisition Sub. To the extent that any Employee either is not offered employment with Acquisition Sub or refuses an offer of employment from Acquisition Sub, neither Parent nor Acquisition Sub shall have any Liability for any severance or other termination benefits payable with respect to such Employee.

9.3. Non-Affiliation.  After the Closing Date, Seller shall use commercially reasonable efforts to inform its customers, suppliers, manufacturers, financial institutions, and other Persons having a current or prospective business relationship with Seller that Seller is not affiliated or associated with any Purchased Assets beyond the Closing Date or with Parent or Acquisition Sub.

9.4. Third-Party Correspondence.  For a period of one (1) year after the Closing Date (and thereafter only in the event that Seller continues as a body corporate), Seller shall use commercially reasonable efforts to forward to Parent and Acquisition Sub at the address contained in Section 11.7 within five (5) Business Days following the receipt of:

(a) any mail, written correspondence or other written communications related to the Purchased Assets it receives on or after the Closing Date; or

(b) all complaints about the Products, whether oral or written it receives on or after the Closing Date.

9.5. Rule 145.  From the date hereof until one year after the Closing Date:

(a) Seller shall not dissolve;

(b) Seller shall not distribute to any security holders of Seller, whether pro rata or by any similar distribution, any of the Astea Shares; and

(c) Neither Seller nor its Board of Directors (or any committee thereof) or similar representatives of Seller shall adopt resolutions relative to (a) or (b) above.

9.6. Board Observation Rights.  Seller shall be permitted to name one (1) individual, reasonably acceptable to Parent, to observe meetings of the Board of Directors of Parent until the 2007 Earnout is final and binding on all Parties hereto.

9.7. SEC Filings.  After the Closing Date, Seller shall cooperate with Parent in the preparation of any filing with the SEC which may be required by Parent related to this Agreement and the transactions contemplated herein, including without limitation, the filing of a current report on Form 8-K announcing the Closing.

9.8. Bonus Amount.  Seller shall promptly pay to any Employee such portion of the Required Bonus Payment required to be paid by Seller under applicable Law to such Employee upon any such Employee’s termination of employment with Seller. Seller shall promptly provide Parent and Acquisition Sub evidence of any such payments.

9.9. Financial Statements.   To the extent required to be filed by Parent under SEC rules and regulations, Seller shall deliver to Parent on the later of (i) the Closing Date and (ii) November 10, 2005, audited financial statements with respect to Seller which are compliant with GAAP and all applicable securities Laws. Parent shall pay the cost of the independent accounting firm, which is CEA, LLP, in connection with the audit of such financial statements. Seller will pay all of Seller’s other costs in connection with the audit of such financial statements. Seller shall cooperate with Parent to provide Parent with any additional information Parent may reasonably require in connection with Parent’s filing obligations under SEC rules and regulations.

9.10. Retention Bonus Plan.  Parent will adopt as of the Closing Date a bonus plan as set forth on Schedule 9.10 to cover all Employees hired by Parent or Acquisition Sub.

9.11. Customer Deposits.  Promptly after March 21, 2006, Acquisition Sub shall pay to Seller in cash an amount equal to those Customer Deposits that are used on or before March 21, 2006 to purchase licenses of the Earnout Products. Any payment made pursuant to this section shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

9.12. Conduct of Business.  After the Closing, all business decisions affecting the Earnout Purchase Price made by the directors and officers of Parent and Acquisition Sub will be made in good faith and not for the primary purpose of reducing the Earnout Purchase Price.

9.13. Tail Policy.  Within five (5) Business Days after the Closing Date, Seller shall pay all premiums for the Tail Policy and deliver to Parent and Acquisition Sub the endorsement effecting the Tail Policy.

ARTICLE 10
TAXES AND EXPENSES

10.1. Preparation and Filing of Tax Returns.  Seller will be responsible for preparing and filing all Tax Returns with respect to the Business and the Purchased Assets for tax periods ending on or before the Closing Date and will make all payments required with respect to each such Tax Return. Parent will be responsible for preparing and filing all Tax Returns for the Business and the Purchased Assets for all periods commencing after the Closing Date. Personal property or other ad valorem Taxes that are imposed on a periodic basis (“Periodic Taxes”) and are payable for a taxable period that includes (but does not end on) the Closing Date, shall be prorated between Acquisition Sub and Seller based on the relative periods the Business or relevant Purchased Assets were owned by each respective party during the fiscal period of the taxing jurisdiction for which such Taxes were imposed by such jurisdiction, and for the purpose of this proration, the Closing Date shall belong to the Seller’s period of ownership. Parent or Seller shall promptly forward an invoice to the other party for its reimbursable pro rata share, if any, of any Periodic Taxes paid by such party, and the other party shall promptly pay the amount for which such party is liable pursuant to the proration contemplated by this Section 10.1, notwithstanding any other provision of this Agreement. Parent may, at its sole discretion, offset or deduct any such amounts from the Earnout Purchase Price or the Astea Shares in the Stock Escrow Amount.

10.2. Transfer Taxes.  Seller shall pay all Transfer Taxes payable by reason of the transactions contemplated by this Agreement, and Seller shall indemnify, defend and hold harmless Parent and Acquisition Sub with respect to such Transfer Taxes. Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. Notwithstanding the preceding, Acquisition Sub shall promptly pay Seller an amount not to exceed the lesser of (i) one-half of the Transfer Taxes and (ii) $25,000, upon Acquisition Sub’s receipt from Seller of documentation, reasonably satisfactory to Acquisition Sub, confirming the calculation of the Transfer Taxes and verifying Seller’s payment of the Transfer Taxes to the applicable Governmental or Regulatory Authority.

ARTICLE 11
GENERAL

11.1. Right of Set-off.  Notwithstanding anything contained in this Agreement to the contrary, in the event and to the extent that any Parent Indemnified Party is entitled to any payments from Seller pursuant to this Agreement (whether on account of indemnification or otherwise) (collectively, the “Parent’s Off-Set Claims”), the Astea Shares in the Stock Escrowed Amount may be applied to off-set against Parent’s Off-Set Claims. If the Astea Shares in the Stock Escrowed Amount are insufficient to discharge said obligations, amounts payable as Earnout Purchase Price may be applied to Parent’s Off-Set Claims and Acquisition Sub shall be entitled to a credit for any such amounts so applied by it in respect of any such amounts due and owing to Seller in respect of Earnout Purchase Price.

11.2. Entire Agreement; Amendments.  This Agreement, the Schedules, the Exhibits and the Confidentiality Agreement by and between Seller and Parent dated May 19, 2005 constitute the entire understanding among the Parties with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended and supplemented only by a written instrument duly executed by all the Parties.

11.3. Headings.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

11.4. Gender.  Words of gender may be read as masculine, feminine, or neuter, as required by context.

11.5. Schedules.  Each Schedule referred to herein is incorporated into this Agreement by such reference.

11.6. Severability.   If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. The Parties authorize that the provisions of this Agreement may, in such circumstances, be modified to the extent necessary to render enforceable the provisions hereof.

11.7. Notices.  All notices and other communications hereunder shall be in writing and shall be given to the Person either personally or by United States overnight express mail, postage prepaid, or by nationally-recognized courier service guaranteeing next Business Day delivery, charges prepaid, or by fax, to such party’s address (or to such party’s fax number). All notices shall be deemed received on the date when dispatched in accordance the foregoing sentence.

If to Parent or Acquisition Sub, to:

Astea International Inc.
240 Gibraltar Road
Horsham, Pennsylvania 19044
Attn: John Tobin, Vice President and General Counsel
Fax No.: (215) 682-2515

with a copy to:

Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attn: Barry M. Abelson, Esq.
Fax No.: (215) 981-4750

If to Seller, to:

FieldCentrix, Inc.
8 Hughes
Irvine, California 92619
Attn: President
Fax No.: (949) 784-4844

with a copy to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, CA 92660-6441
Attn: K.C. Schaaf, Esq.
Fax No: (949) 725-4100

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the party entitled to receive such notice may waive the giving of such notice.

11.8. Waiver.  The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

11.9. Assignment.  No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties.

11.10. Successors and Assigns.  This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and does not confer any rights on any other Persons.

11.11. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law.

11.12. Submission to Jurisdiction.  The Parties hereby (a) submit to the nonexclusive jurisdiction of any state or federal court sitting in the State of California for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

11.13. Third Party Beneficiaries.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other Persons.

11.14. Public Announcements.  The Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated thereby and by the Collateral Documents and, except as may be required by applicable Law or any applicable stock exchange or regulations of the National Association of Securities Dealers, the Parties shall not issue any such press release or make any such public statement without the consent of the other Parties.

11.15. Expenses.  Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by Parent or Acquisition Sub if incurred by Parent or Acquisition Sub, as the case may be, or by Seller if incurred by Seller.

11.16. Counterparts.  This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party will not become effective until counterparts hereof have been executed by all the Parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

11.17. Facsimile Signatures.  This Agreement may be executed by facsimile signature, which shall be deemed to be an original for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

FIELDCENTRIX, INC.

By:	/s/ Scott Hiraoka
Name: Scott Hiraoka
Title: President

ASTEA INTERNATIONAL INC.

By:	/s/ John Tobin
Name: John Tobin
Title: Vice President & General Counsel

FC ACQUISITION CORP.

By:	/s/ John Tobin
Name: John Tobin
Title: Vice President

Signature Page to Asset Purchase Agreement